Exhibit 10.29

Private & Confidential

LOAN AGREEMENT

for a

Loan of up to US$33,400,000

to

AMORGOS MARITIME INC.

KIMOLOS MARITIME INC.

MILOS MARITIME INC.

MYKONOS MARITIME INC.

and

SYROS MARITIME INC.

provided by

THE ROYAL BANK OF SCOTLAND PLC

Contents

Clause		Page
1	Purpose and definitions	1
2	The Commitment and the Loan	28
3	Interest and Interest Periods	30
4	Repayment and prepayment	32
5	Fees, commitment commission and expenses	36
6	Payments and taxes; accounts and calculations	37
7	Representations and warranties	38
8	Undertakings	43
9	Conditions	49
10	Events of Default	50
11	Indemnities	54
12	Unlawfulness and increased costs	55
13	Security and set-off	56
14	Operating Accounts	57
15	Assignment, transfer and lending office	58
16	Notices and other matters	59
17	Governing law and jurisdiction	63

Schedule 10 Form of Interest Period Letter	87
Schedule 11 Calculation of Additional Cost	89
Schedule 12 Conditions subsequent	90

THIS AGREEMENT is dated 10 February 2006 and made BETWEEN:

(1)	AMORGOS MARITIME INC., KIMOLOS MARITIME INC., MILOS MARITIME INC., MYKONOS MARITIME INC. and SYROS MARITIME INC. as joint and several Borrowers; and

(2)	THE ROYAL BANK OF SCOTLAND PLC as Bank.

IT IS AGREED as follows:

1	Purpose and definitions

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrowers, jointly and severally, a loan of up to Thirty three million four hundred thousand Dollars ($33,400,000) in up to twenty (20) Advances to be used for the purpose of financing and/or refinancing part of the construction and acquisition cost of the Newbuildings.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Additional Cost” means, in relation to any period, a percentage calculated for such period at an annual rate determined in the manner set out in schedule 11;

“Advances” means each borrowing of a proportion of the Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing, it includes (i) each Amorgos Pre-delivery Advance, (ii) the Amorgos Delivery Advance, (iii) each Kimolos Pre-delivery Advance, (iv) the Kimolos Delivery Advance, (v) each Milos Pre-delivery Advance, (vi) the Milos Delivery Advance, (vii) each Mykonos Pre-delivery Advance, (viii) the Mykonos Delivery Advance, (ix) each Syros Pre-delivery Advance and (x) the Syros Delivery Advance, and:

	(a)	in relation to the Amorgos Ship and the Amorgos Tranche, it means the Amorgos Advances;

	(b)	in relation to the Kimolos Ship and the Kimolos Tranche, it means the Kimolos Advances;

	(c)	in relation to the Milos Ship and the Milos Tranche, it means the Milos Advances;

	(d)	in relation to the Mykonos Ship and the Mykonos Tranche, it means the Mykonos Advances; or

	(e)	in relation to the Syros Ship and the Syros Tranche, it means the Syros Advances,

and “Advance” means any of them;

“Amorgos Advances” means, together, the Amorgos Pre-delivery Advances and the Amorgos Delivery Advance and “Amorgos Advance” means any of them;

“Amorgos Borrower” means Amorgos Maritime Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Amorgos Construction Cost” means the aggregate of (a) the Amorgos Contract Price and (b) the Amorgos Supervision Cost;

“Amorgos Contract” means the shipbuilding contract dated 6 February 2005, as amended by addendum No. 1 dated 31 March 2005, addendum No. 2 dated 27 April 2005 and addendum No. 3 dated 27 May 2005, all made between the Builders and the Amorgos Borrower, as may be further amended, supplemented, varied, replaced or novated from time to time with the prior written consent of the Bank, relating to the construction and sale by the Builders, and the purchase by the Amorgos Borrower, of the Amorgos Ship;

“Amorgos Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Amorgos Contract to be given by the Builders in the form scheduled to the Amorgos Pre-delivery Security Assignment;

“Amorgos Contract Price” means Six million eight hundred thousand Dollars ($6,800,000) or such other lesser sum in Dollars as may be payable by the Amorgos Borrower to the Builders pursuant to the Amorgos Contract as the contract price for the Amorgos Ship;

“Amorgos Deed of Covenant” means the first priority deed of covenant and/or general assignment collateral to the Amorgos Mortgage executed or (as the context may require) to be executed by the Amorgos Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

“Amorgos Delivery Advance” means an Advance of up to Three million seven hundred and fifty seven thousand five hundred Dollars ($3,757,500) made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing or refinancing in part the final instalment of the Amorgos Contract Price and the final instalment of the Amorgos Supervision Cost, each falling due on the Delivery Date for the Amorgos Ship and (b) (as to the balance) refinancing the payment of any other part of the Amorgos Construction Cost previously made by the Amorgos Borrower and not already financed or refinanced under the terms of this Agreement;

“Amorgos First Advance” means an Advance of up to Four hundred and seventeen thousand five hundred Dollars ($417,500) made or (as the context may require) to be made available to the Borrowers for the purpose of financing or refinancing in part the payment of the second instalment of the Amorgos Contract Price and the second instalment of the Amorgos Supervision Cost, each falling due before the Delivery Date for the Amorgos Ship as set out in schedule 3;

“Amorgos Management Agreement” means the management agreement made or (as the context may require) to be made between the Amorgos Borrower and the Manager in a form previously approved in writing by the Bank providing (inter alia) for the Manager to manage the Amorgos Ship;

“Amorgos Manager’s Undertaking” means the first priority undertaking and assignment in relation to the Amorgos Ship executed or (as the context may require) to be executed by the Manager in favour of the Bank in such form as the Bank may require in its sole discretion;

“Amorgos Mortgage” means the first priority or (as the case may be) preferred mortgage of the Amorgos Ship executed or (as the context may require) to be executed by the Amorgos Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

“Amorgos Operating Account” means an interest bearing Dollar account of the Amorgos Borrower opened or (as the context may require) to be opened by the Amorgos Borrower with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be an Amorgos Operating Account for the purposes of this Agreement;

“Amorgos Pre-delivery Advances” means, together, the Amorgos First Advance, the Amorgos Second Advance and the Amorgos Third Advance and “Amorgos Pre-delivery Advance” means any of them;

“Amorgos Pre-delivery Security Assignment” means the assignment of the Amorgos Contract, the Amorgos Refund Guarantees and the Amorgos Supervision Contract executed or (as the context may require) to be executed by the Amorgos Borrower in favour of the Bank in the form set out in schedule 4;

“Amorgos Refund Guarantee Assignment Consent and Acknowledgement” means, in relation to each Amorgos Refund Guarantee, an acknowledgement of notice of, and consent to, the assignment in respect of that Amorgos Refund Guarantee to be given by a Refund Guarantor in the form scheduled to the Amorgos Pre-delivery Security Assignment and “Amorgos Refund Guarantee Assignment Consents and Acknowledgements” means any or all of them;

“Amorgos Refund Guarantees” means, together, the letter of guarantee no. LGD6600200500007 dated 9 June 2005 issued by Bank of Communications, Fuzhou Branch as Refund Guarantor in respect of certain of the Builders’ obligations under the Amorgos Contract and any other letters of guarantee to be issued by a Refund Guarantor in respect of the Builders’ obligations under the Amorgos Contract, pursuant to the Amorgos Contract or any agreement supplemental to the Amorgos Contract, and any extensions, renewals or replacements to or of any such guarantee(s), in each case in form and substance acceptable to the Bank in its sole discretion and “Amorgos Refund Guarantee” means any of them;

“Amorgos Second Advance” means an Advance of up to One million two hundred and fifty two thousand five hundred Dollars ($1,252,500) made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing or refinancing in full the payment of the third instalment of the Amorgos Contract Price falling due before the Delivery Date for the Amorgos Ship as set out in schedule 3 and (b) (as to the balance) refinancing the payment of any other part of the Amorgos Construction Cost previously made by the Amorgos Borrower and not already financed or refinanced under the terms of this Agreement;

“Amorgos Ship” means the 3,800 dwt (approximately) double-hull oil product tanker currently known as Hull No. DN-3500-4, to be constructed and sold by the Builders to the Amorgos Borrower pursuant to the Amorgos Contract and to be registered on the Delivery Date for such Newbuilding in the ownership of the Amorgos Borrower through the relevant Registry under the laws and flag of the relevant Flag State;

“Amorgos Supervision Contract” means the contract dated 10 February 2005 made between the Amorgos Borrower and Iota as may be amended, supplemented, varied, replaced or novated from time to time with the prior written consent of the Bank, relating to the design, building, supervision, representation, procurement of machinery and supplies and turn-key delivery of the Amorgos Ship;

“Amorgos Supervision Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Amorgos Supervision Contract to be given by Iota in the form scheduled to the Amorgos Pre-delivery Security Agreement Assignment;

“Amorgos Supervision Cost” means One million five hundred and fifty thousand Dollars ($1,550,000) or such other lesser sum in Dollars as may be payable by the Amorgos Borrower to Iota pursuant to the Amorgos Supervision Contract, as the cost for the services provided by Iota thereunder;

“Amorgos Third Advance” means an Advance of up to One million two hundred and fifty two thousand five hundred Dollars ($1,252,500) made or (as the context may require) to be made available to the Borrowers for the purpose of financing or refinancing in part the payment of the fourth instalment of the Amorgos Contract Price and the third instalment of the Amorgos Supervision Cost, each falling due before the Delivery Date for the Amorgos Ship as set out in schedule 3;

“Amorgos Tranche” means a tranche of the Loan of up to Six million six hundred and eighty thousand Dollars ($6,680,000) to be drawn down in not more than four (4) Advances (being the Amorgos Advances);

“Assignee” has the meaning ascribed thereto in clause 15.3;

“Bank” means The Royal Bank of Scotland plc whose registered office is at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland acting for the purposes of this Agreement through its branch at 45 Akti Miaouli, 185 10 Piraeus, Greece (or of such other address as may last have been notified to the Borrowers pursuant to clause 15.6) and includes its successors in title, Assignees and/or Transferees;

“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Piraeus and New York City (or any other relevant place of payment under clause 6):

“Borrowed Money” means Indebtedness incurred in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar-debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means:

(a)	in relation to the Amorgos Ship, the Amorgos Borrower;

(b)	in relation to the Kimolos Ship, the Kimolos Borrower;

(c)	in relation to the Milos Ship, the Milos Borrower;

(d)	in relation to the Mykonos Ship, the Mykonos Borrower; or

(e)	in relation to the Syros Ship, the Syros Borrower,

and “Borrowers” means any or all of them;

“Borrowers’ Security Documents” means, at any relevant time, such of the Security Documents as shall have been executed by any of the Borrowers at such time;

“Builders” means, together, FSIGC and FSS and “Builder” means either of them;

“Casualty Amount” means, in relation to each Ship, Two hundred and fifty thousand Dollars ($250,000) or the equivalent in any other currency;

“Certificate of Ownership” means a certificate issued by the ultimate beneficial owner or owners of all the shares in the Borrowers, the Corporate Guarantor and the Manager in such form as the Bank may require in its absolute discretion;

“Classification” means:

(a)	in relation to each Newbuilding, the classification “+A1 OIL CARRIER (E) ESP, FP.<60°C, + ACC + AMS” with the relevant Classification Society; or

(b)	in relation to the Collateral Ship, 100 A1 Double Hull oil tanker (FP above 60 degrees C), ESP, LMC with the relevant Classification Society,

or, in each case, such other classification as the Bank shall, at the request of an Owner, have agreed in writing shall be treated as the Classification in relation to such Owner’s Ship for the purposes of the relevant Ship Security Documents;

“Classification Society” means:

(a)	in relation to each Newbuilding, American Bureau of Shipping; or

(b)	in relation to the Collateral Ship, Lloyds Register of Shipping,

or, in each such case, such other classification society which the Bank shall, at the request of an Owner, have agreed in writing shall be treated as the Classification Society in relation to such Owner’s Ship for the purposes of the relevant Ship Security Documents;

“Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741(18) of the International Maritime Organisation and incorporated into the International Convention on Safety of Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“Collateral Deed of Covenant” means the deed of covenant collateral to the Collateral Mortgage executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Bank in such form as the Bank may require in its sole discretion;

“Collateral Management Agreement” means the agreement dated 27 January 2004 executed between the Corporate Guarantor and the Manager or any other agreement executed between the Corporate Guarantor and the Manager in a form previously approved in writing by the Bank providing (inter alia) for the Manager to manage the Collateral Ship;

“Collateral Manager’s Undertaking” means the second priority undertaking and assignment executed or (as the context may require) to be executed by the Manager in favour of the Bank in such form as the Bank may require in its sole discretion;

“Collateral Mortgage” means the second priority Maltese mortgage of the Collateral Ship executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Bank in such form as the Bank may require in its sole discretion;

“Collateral Mortgage Date” means the date falling not later than seven (7) days after the date when the Bank shall have sent to the Corporate Guarantor a request under clause 5.1.5 of the Corporate Guarantee;

“Collateral Ship” means the 2002-built 6,500 dwt (approximately) double-hull oil tanker Aegean Flower registered in the ownership of the Corporate Guarantor under the laws of the relevant Flag State with IMO number 8978394;

“Commitment” means the amount which the Bank has agreed to lend to the Borrowers under clause 2.1 as reduced by any relevant term of this Agreement;

“Compulsory Acquisition” means, in relation to a Ship, requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of that Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Construction Cost” means:

(a)	in relation to Amorgos Ship, the Amorgos Construction Cost;

(b)	in relation to Kimolos Ship, the Kimolos Construction Cost;

(c)	in relation to Milos Ship, the Milos Construction Cost;

(d)	in relation to Mykonos Ship, the Mykonos Construction Cost; or

(e)	in relation to the Syros. Ship, the Syros Construction Cost,

and “Construction Costs” means any or all of them;

“Contract” means:

(a)	in relation to the Amorgos Ship, the Amorgos Contract;

(b)	in relation to the Kimolos Ship, the Kimolos Contract;

(c)	in relation to the Milos Ship, the Milos Contract;

(d)	in relation to the Mykonos Ship, the Mykonos Contract; or

(e)	in relation to the Syros Ship, the Syros Contract,

and “Contracts” means any or all of them;

“Contract Assignment Consent and Acknowledgement” means:

(a)	in relation to the Amorgos Ship, the Amorgos Contract Assignment Consent and Acknowledgement;

(b)	in relation to the Kimolos Ship, the Kimolos Contract Assignment Consent and Acknowledgement;

(c)	in relation to the Milos Ship, the Milos Contract Assignment Consent and Acknowledgement;

(d)	in relation to the Mykonos Ship, the Mykonos Contract Assignment Consent and Acknowledgement; or

(e)	in relation to the Syros Ship, the Syros Contract Assignment Consent and Acknowledgement,

and “Contract Assignment Consents and Acknowledgements” means any or all of them;

“Contract Price” means:

(a)	in relation to the Amorgos Ship, the Amorgos Contract Price;

(b)	in relation to the Kimolos Ship, the Kimolos Contract Price;

(c)	in relation to the Milos Ship, the Milos Contract Price;

(d)	in relation to the Mykonos Ship, the Mykonos Contract Price; or

(e)	in relation to the Syros Ship, the Syros Contract Price,

and “Contract Prices” means any or all of them;

“Corporate Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Bank in the form set out in schedule 5;

“Corporate Guarantor” means Pontos Navigation Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Credit Support Document” has the meaning given to that expression in section 14 of the Master Swap Agreement and as set out in paragraph (f) or Part 4 of the Schedule to the Master Swap Agreement;

“Credit Support Provider” means any person defined as such in the Master Swap Agreement pursuant to section 14 of the Master Swap Agreement;

“Deed of Covenant” means:

(a)	in relation to the Amorgos Ship, the Amorgos Deed of Covenant;

(b)	in relation to the Kimolos Ship, the Kimolos Deed of Covenant;

(c)	in relation to the Milos Ship, the Milos Deed of Covenant;

(d)	in relation to the Mykonos Ship, the Mykonos Deed of Covenant;

(e)	in relation to the Syros Ship, the Syros Deed of Covenant; or

(f)	in relation to the Collateral Ship, the Collateral Deed of Covenant,

and “Deeds of Covenant” means any or all of them;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Delivery” means, in relation to each Newbuilding, the delivery of such Newbuilding by the Builders to, and the acceptance of such Newbuilding by, the relevant Borrower pursuant to the relevant Contract;

“Delivery Advance”:

(a)	in relation to the Amorgos Ship and the Amorgos Tranche, means the Amorgos Delivery Advance;

(b)	in relation to the Kimolos Ship and the Kimolos Tranche, means the Kimolos Delivery Advance;

(c)	in relation to the Milos Ship and the Milos Tranche, means the Milos Delivery Advance;

(d)	in relation to the Mykonos Ship and the Mykonos Tranche, means the Mykonos Delivery Advance; or

(e)	in relation to the Syros Ship and the Syros Tranche, means the Syros Delivery Advance,

and “Delivery Advances” means any or all of them;

“Delivery Date” means, in relation to each Newbuilding, the date upon which its Delivery occurs;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

“Dollars” and “$” mean the lawful currency of the United States of America and, in respect of all payments to be made under any of the Security Documents, mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Drawdown Date” means, in relation to an Advance, any date, being a Banking Day falling during the relevant Drawdown Period, on which the Borrowers request that Advance to be made as specified in the relevant Drawdown Notice (whether or not such Advance is actually made or not);

“Drawdown Notice” means a notice substantially in the terms of schedule 1;

“Drawdown Period” means, in relation to an Advance, the period commencing on the date of this Agreement and ending on the relevant Termination Date or the period ending on such earlier date (if any) on which (a) the aggregate amount of all Advances is equal to the Commitment or (b) the Commitment is reduced to zero pursuant to clauses 4.3, 10.2 or 12 or (c) Delivery of the Ship relevant to such Advance occurs;

“Earnings” means, in relation to a Ship, all moneys whatsoever from time to time due or payable to an Owner during the Security Period arising out of the use or operation of such Owner’s Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to such Owner in the event of requisition of such Owner’s Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys and damages for breach (or payment for variation or termination) of any charterparty or other contract for the employment of such Owner’s Ship;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements) having a similar effect;

“Environmental Affiliate” means any agent or employee of any Owner or any other Relevant Party or any person having a contractual relationship with any Owner or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from such Relevant Ship required under any Environmental Law;

“Environmental Claim” means any and all material enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Pollutant from any Relevant Ship;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants;

“Event of Default” means any of the events or circumstances described in clause 10.1;

“First Advance”:

(a)	in relation to the Amorgos Ship and the Amorgos Tranche, means the Amorgos First Advance;

(b)	in relation to the Kimolos Ship and the Kimolos Tranche, means the Kimolos First Advance;

(c)	in relation to the Milos Ship and the Milos Tranche, means the Milos First Advance;

(d)	in relation to the Mykonos Ship and the Mykonos Tranche, means the Mykonos First Advance; or

(e)	in relation to the Syros Ship and the Syros Tranche, means the Syros First Advance,

and “First Advances” means any or all of them;

“First Deed of Covenant” means the first priority deed of covenant collateral to the First Mortgage dated 30 January 2004 executed by the Corporate Guarantor in favour of the Bank as security for the Corporate Guarantor’s obligations under the First Loan Agreement;

“First Loan Agreement” means the loan agreement dated 28 January 2004 made between (a) the Corporate Guarantor and (b) the Bank, as amended and supplemented from time to time;

“First Manager’s Undertaking” means the first priority undertaking and assignment in relation to the Collateral Ship dated 30 January 2004 and executed by the Manager (as defined in the First Loan Agreement) in favour of the Bank;

“First Mortgage” means the first priority Maltese statutory mortgage of the Collateral Ship dated 30 January 2004 executed by the Corporate Guarantor in favour of the Bank as security for the Corporate Guarantor’s obligations under the First Loan Agreement;

“First Mortgage Documents” means, together, the First Loan Agreement, the First Mortgage, the First Deed of Covenant and the First Manager’s Undertaking;

“First Repayment Date” means, in relation to each Tranche (and subject to clause 6.3), the date falling three (3) months after the earlier of (a) the Drawdown Date of the Delivery Advance relevant to such Tranche and (b) the last day of the Drawdown Period for the Delivery Advance relevant to such Tranche;

“Flag State” means:

(a)

in relation to each Newbuilding, such state or territory designated in writing by the Bank in its absolute discretion, at the request of the relevant Borrower, as being the “Flag State” of such Newbuilding for the purposes of the relevant Ship Security Documents; or

(b)	in relation to the Collateral Ship, the Republic of Malta,

or, in each case, such other state or territory designated in writing by the Bank in its absolute discretion, at the request of an Owner as being the “Flag State” of such Owner’s Ship for the purpose of the Security Documents;

“FSIGC” means Fujian Shipbuilding Industry Group Corporation, a corporation duly organized and existing under the laws of the People’s Republic of China, having its registered office at 27 Qunzhong Road, Fuzhou, Fujian, The People’s Republic of China and includes its successors in title;

“FSS” means Fujian Southeast Shipyard, a corporation duly organized and existing under the laws of the People’s Republic of China, having its registered office at 7# Jianshe Road, Economic Technical Development Zone of Fuzhou, Fujian Province, The People’s Republic of China and includes its successors in title;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Insurance Letter” means, in respect of a Ship, a letter from the Owner of such Ship in the form set out in schedule 9;

“Insurances” means, in relation to a Ship, all policies and contracts of insurance (which expression includes all entries of that Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the relevant Owner (whether in the sole name of such Owner, or in the joint names of such Owner and the Bank or otherwise) in respect of such Owner’s Ship and her Earnings or otherwise howsoever in connection with such Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means, in relation to any Advance or Tranche, each period for the calculation of interest in respect of such Advance or, as the case may be, Tranche, ascertained in accordance with clauses 3.2 and 3.3;

“Interest Period Letter” means the letter addressed by the Borrowers to the Bank, such letter to be substantially in the form set out in schedule 10;

“Iota” means Iota Corporation, a corporation duly organised and existing under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Republic of Liberia and includes its successors in title;

“ISPS Code” means the International Ship and Port facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of a Ship pursuant to the ISPS Code;

“Kimolos Advances” means, together, the Kimolos Pre-delivery Advances and the Kimolos Delivery Advance and “Kimolos Advance” means any of them;

“Kimolos Borrower” means Kimolos Maritime Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Kimolos Construction Cost” means the aggregate of (a) the Kimolos Contract Price and (b) the Kimolos Supervision Cost;

“Kimolos Contract” means the shipbuilding contract dated 6 February 2005, as amended by addendum No. 1 dated 31 March 2005, addendum No. 2 dated 27 April 2005 and addendum No. 3 dated 27 May 2005, all made between the Builders and the Kimolos Borrower, as may be further amended, supplemented, varied, replaced or novated from time to time with the prior written consent of the Bank, relating to the construction and sale by the Builders, and the purchase by the Kimolos Borrower, of the Kimolos Ship;

“Kimolos Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Kimolos Contract to be given by the Builders in the form scheduled to the Kimolos Pre-delivery Security Assignment;

“Kimolos Contract Price” means Six million eight hundred thousand Dollars ($6,800,000) or such other lesser sum in Dollars as may be payable by the Kimolos Borrower to the Builders pursuant to the Kimolos Contract as the contract price for the Kimolos Ship;

“Kimolos Deed of Covenant” means the first priority deed of covenant and/or general assignment collateral to the Kimolos Mortgage executed or (as the context may require) to be executed by the Kimolos Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

“Kimolos Delivery Advance” means an Advance of up to Three million seven hundred and fifty seven thousand five hundred Dollars ($3,757,500) made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing or refinancing in part the final instalment of the Kimolos Contract Price and the final instalment of the Kimolos Construction Cost, each falling due on the Delivery Date for the Kimolos Ship and (b) (as to the balance) refinancing the payment of any other part of the Kimolos Construction Cost previously made by the Kimolos Borrower and not already financed or refinanced under the terms of this Agreement;

“Kimolos First Advance” means an Advance of up to Four hundred and seventeen thousand five hundred Dollars ($417,500) made or (as the context may require) to be made available to the Borrowers for the purpose of financing or refinancing in part the payment of the second instalment for the Kimolos Contract Price and the second instalment of the Kimolos Supervision Cost, each falling due before the Delivery Date for the Kimolos Ship as set out in schedule 3;

“Kimolos Management Agreement” means the management agreement made or (as the context may require) to be made between the Kimolos Borrower and the Manager in a form previously approved in writing by the Bank providing (inter alia) for the Manager to manage the Kimolos Ship;

“Kimolos Manager’s Undertaking” means the first priority undertaking and assignment in relation to the Kimolos Ship executed or (as the context may require) to be executed by the Manager in favour of the Bank in such form as the Bank may require in its sole discretion;

“Kimolos Mortgage” means the first priority or (as the case may be) preferred mortgage of the Kimolos Ship executed or (as the context may require) to be executed by the Kimolos Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

“Kimolos Operating Account” means an interest bearing Dollar account of the Kimolos Borrower opened or (as the context may require) to be opened by the Kimolos Borrower with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be a Kimolos Operating Account for the purposes of this Agreement;

“Kimolos Pre-delivery Advances” means, together, the Kimolos First Advance, the Kimolos Second Advance and the Kimolos Third Advance and “Kimolos Pre-delivery Advance” means any of them;

“Kimolos Pre-delivery Security Assignment” means the assignment of the Kimolos Contract, the Kimolos Refund Guarantees and the Kimolos Supervision Contract executed or (as the context may require) to be executed by the Kimolos Borrower in favour of the Bank in the form set out in schedule 4;

“Kimolos Refund Guarantee Assignment Consent and Acknowledgement” means, in relation to each Kimolos Refund Guarantee, an acknowledgement of notice of, and consent to, the assignment in respect of that Kimolos Refund Guarantee to be given by a Refund Guarantor in the form scheduled to the Kimolos Pre-delivery Security Assignment and “Kimolos Refund Guarantee Assignment Consents and Acknowledgements” means any or all of them;

“Kimolos Refund Guarantees” means, together, the letter of guarantee no. LGD6600200500008 dated 9 June 2005 issued by Bank of Communications, Fuzhou Branch as Refund Guarantor in respect of certain of the Builders’ obligations under the Kimolos Contract and any other letters of guarantee to be issued by a Refund Guarantor in respect of the Builders’ obligations under the Kimolos Contract pursuant to the Kimolos Contract or any agreement supplemental to the Kimolos Contract, and any extensions, renewals or replacements to or of any such guarantee(s), in each case in form and substance acceptable to the Bank in its sole discretion and “Kimolos Refund Guarantee” means any of them;

“Kimolos Second Advance” means an Advance of up to One million two hundred and fifty two thousand five hundred Dollars ($1,252,500) made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing or refinancing in full the payment of the third instalment of the Kimolos Contract Price falling due before the Delivery Date for the Kimolos Ship as set out in schedule 3 and (b) (as to the balance) refinancing the payment of any other part of the Kimolos Construction Cost previously made by the Kimolos Borrower and not already financed or refinanced under the terms of this Agreement;

“Kimolos Ship” means the 3,800 dwt (approximately) double-hull oil product tanker currently known as Hull No. DN-3500-5, to be constructed and sold by the Builders to the Kimolos Borrower pursuant to the Kimolos Contract and to be registered on the Delivery Date for such Newbuilding in the ownership of the Kimolos Borrower through the relevant Registry under the laws and flag of the relevant Flag State;

“Kimolos Supervision Contract” means the contract dated 10 February 2005 made between the Kimolos Borrower and Iota as may be amended, supplemented, varied, replaced or novated from time to time with the prior written consent of the Bank, relating to the design, building, supervision, representation, procurement of machinery and supplies and turn-key delivery of the Kimolos Ship;

“Kimolos Supervision Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Kimolos Supervision Contract to be given by Iota in the form scheduled to the Kimolos Pre-delivery Security Agreement Assignment;

“Kimolos Supervision Cost” means One million five hundred and fifty thousand Dollars ($1,550,000) or such other lesser sum in Dollars as may be payable by the Kimolos Borrower to Iota pursuant to the Kimolos Supervision Contract, as the cost for the services provided by Iota thereunder;

“Kimolos Third Advance” means an Advance of up to One million two hundred and fifty two thousand five hundred Dollars ($1,252,500) made or (as the context may require) to be made available to the Borrowers for the purpose of financing or refinancing in part the payment of the fourth instalment of the Kimolos Contract Price and the third instalment of the Kimolos Supervision Cost falling due before the Delivery Date for the Kimolos Ship as set out in schedule 3;

“Kimolos Tranche” means a tranche of the Loan of up to Six million six hundred and eighty thousand Dollars ($6,680,000) to be drawn down by not more than four (4) Advances (being the Kimolos Advances);

“LIBOR” means, in relation to a particular period, the rate determined by the Bank to be that at which deposits in Dollars and in an amount comparable with the amount in relation to which LIBOR is to be determined and for a period equal to the relevant period were being offered by the Bank to prime banks in the London Interbank Market at or about 11:00 a.m. on the second Banking Day before the first day of such period, provided that if the Borrowers shall at any time enter into any Transaction(s) under the Master Swap Agreement, LIBOR shall (during the period when any such Transaction(s) are effective and for an amount equal to the notional amount of such Transaction(s)) be the rate for deposits in Dollars for a period equivalent to such period at or about 11:00 a.m. on the second Banking Day before the first day of such period as displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) dated August, 1996) for Dollars);

“Loan” means the aggregate principal amount owing to the Bank under this Agreement at any relevant time;

“Management Agreement” means:

(a)	in relation to the Amorgos Ship, the Amorgos Management Agreement;

(b)	in relation to the Kimolos Ship, the Kimolos Management Agreement;

(c)	in relation to the Milos Ship, the Milos Management Agreement;

(d)	in relation to the Mykonos Ship, the Mykonos Management Agreement;

(e)	in relation to the Syros Ship, the Syros Management Agreement; or

(f)	in relation to the Collateral Ship, the Collateral Management Agreement,

and “Management Agreements” means any or all of them;

“Manager” means, in relation to each Ship, Aegean Bunkering Services Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 or any other person appointed by the relevant Owner, with the prior written consent of the Bank, as the manager of such Ship and, in each such case, includes its successors in title;

“Manager’s Undertaking” means:

(a)	in relation to the Amorgos Ship, the Amorgos Manager’s Undertaking;

(b)	in relation to the Kimolos Ship, the Kimolos Manager’s Undertaking;

(c)	in relation to the Milos Ship, the Milos Manager’s Undertaking;

(d)	in relation to the Mykonos Ship, the Mykonos Manager’s Undertaking;

(e)	in relation to the Syros Ship, the Syros Manager’s Undertaking; or

(f)	in relation to the Collateral Ship, the Collateral Manager’s Undertaking,

and “Manager’s Undertakings” means any or all of them;

“Margin” means one point one five per cent (1.15%) per annum;

“Master Agreement Security Deed” means the security deed executed or (as the context may require) to be executed by the Borrowers in favour of the Bank in the form set out in schedule 8;

“Master Swap Agreement” means the agreement made between the Bank and the Borrowers dated as of February 2006 comprising an ISDA Master Agreement, a schedule thereto (each in the form set out in schedule 7 and any Confirmations (as defined therein) supplemental thereto;

“Milos Advances” means, together, the Milos Pre-delivery Advances and the Milos Delivery Advance and “Milos Advance” means any of them;

“Milos Borrower” means Milos Maritime Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Milos Construction Cost” means the aggregate of (a) the Milos Contract Price and (b) the Milos Supervision Cost;

“Milos Contract” means the shipbuilding contract dated 6 February 2005, as amended by addendum No. 1 dated 31 March 2005, addendum No. 2 dated 27 April 2005 and addendum No. 3 dated 27 May 2005, all made between the Builders and the Milos Borrower, as may be written consent of the Bank, relating to the construction and sale by the Builders, and the purchase by the Milos Borrower, of the Milos Ship;

“Milos Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Milos Contract to be given by the Builders in the form scheduled to the Milos Pre-delivery Security Assignment;

“Milos Contract Price” means Six million eight hundred thousand Dollars ($6,800,000) or such other lesser sum in Dollars as may be payable by the Milos Borrower to the Builders pursuant to the Milos Contract, as the contract price for the Milos Ship;

“Milos Deed of Covenant” means the first priority deed of covenant and/or general assignment collateral to the Milos Mortgage executed or (as the context may require) to be executed by the Milos Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

“Milos Delivery Advance” means an Advance of up to Three million seven hundred and fifty seven thousand five hundred Dollars ($3,757,500) made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing or refinancing in part the final instalment of the Milos Contract Price with and final instalment of the Milos Construction Cost, each falling due on the Delivery Date for the Milos Ship and (b) (as to the balance) refinancing the payment of any other part of the Milos Construction Cost previously made by the Milos Borrower and not already financed or refinanced under the terms of this Agreement;

“Milos First Advance” means an Advance of up to Four hundred and seventeen thousand five hundred Dollars ($417,500) made or (as the context may require) to be made available to the Borrowers for the purpose of financing or refinancing in part the payment of the second instalment of the Milos Contract Price and the second instalment of the Milos Supervision Cost, each falling due before the Delivery Date for the Milos Ship as set out in schedule 3;

“Milos Management Agreement” means the management agreement made or (as the context may require) to be made between the Milos Borrower and the Manager in a form previously approved in writing by the Bank providing (inter alia) for the Manager to manage the Milos Ship;

“Milos Manager’s Undertaking” means the first priority undertaking and assignment in relation to the Milos Ship executed or (as the context may require) to be executed by the Manager in favour of the Bank in such form as the Bank may require in its sole discretion;

“Milos Mortgage” means the first priority or (as the case may be) preferred mortgage of the Milos Ship executed or (as the context may require) to be executed by the Milos Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

“Milos Operating Account” means an interest bearing Dollar account of the Milos Borrower opened or (as the context may require) to be opened by the Milos Borrower with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be a Milos Operating Account for the purposes of this Agreement;

“Milos Pre-delivery Advances” means, together, the Milos First Advance, the Milos Second Advance and the Milos Third Advance and “Milos Pre-delivery Advance” means any of them;

“Milos Pre-delivery Security Assignment” means the assignment of the Milos Contract, the Milos Refund Guarantees and the Milos Supervision Contract executed or (as the context may require) to be executed by the Milos Borrower in favour of the Bank in the form set out in schedule 4;

“Milos Refund Guarantee Assignment Consent and Acknowledgement” means, in relation to each Milos Refund Guarantee, an acknowledgement of notice of, and consent to, the assignment in respect of that Milos Refund Guarantee to be given by a Refund Guarantor in the form scheduled to the Milos Pre-delivery Security Assignment and “Milos Refund Guarantee Assignment Consents and Acknowledgements” means any or all of them;

“Milos Refund Guarantees” means, together, the letter of guarantee no. LGD6600200500014 dated 9 June 2005 issued by Bank of Communications, Fuzhou Branch as Refund Guarantor in respect of certain of the Builders’ obligations under the Milos Contract and any other letters of guarantee to be issued by a Refund Guarantor in respect of the Builders’ obligations under the Milos Contract, pursuant to the Milos Contract or any agreement supplemental to the Milos Contract, and any extensions, renewals or replacements to or of any such guarantee(s), in each case in form and substance acceptable to the Bank in its sole discretion and “Milos Refund Guarantee” means any of them;

“Milos Second Advance” means an Advance of up to One million two hundred and fifty two thousand five hundred Dollars ($1,252,500) made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing or refinancing in full the payment of the third instalment of the Milos Contract Price falling due before the Delivery Date for the Milos Ship as set out in schedule 3 and (b) (as to the balance) refinancing the payment of any other part of the Milos Construction Cost previously made by the Milos Borrower and not already financed or refinanced under the terms of this Agreement;

“Milos Ship” means the 3,800 dwt (approximately) double-hull oil product tanker currently known as Hull No. DN-3500-1, to be constructed and sold by the Builders to the Milos Borrower pursuant to the Milos Contract and to be registered on the Delivery Date for such Newbuilding in the ownership of the Milos Borrower through the relevant Registry under the laws and flag of the relevant Flag State;

“Milos Supervision Contract” means the contract dated 10 February 2005 made between the Milos Borrower and Iota as may be amended, supplemented, varied, replaced or novated from time to time with the prior written consent of the Bank, relating to the design, building, supervision, representation, procurement of machinery and supplies and turn-key delivery of the Milos Ship;

“Milos Supervision Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Milos Supervision Contract to be given by Iota in the form scheduled to the Milos Pre-delivery Security Agreement Assignment;

“Milos Supervision Cost” means One million five hundred and fifty thousand Dollars ($1,550,000) or such other lesser sum in Dollars as may be payable by the Milos Borrower to Iota pursuant to the Milos Supervision Contract, as the cost for the services provided by Iota thereunder;

‘Milos Third Advance” means an Advance of up to One million two hundred and fifty two thousand five hundred Dollars ($1,252,500) made or (as the context may require) to be made available to the Borrowers for the purpose of financing or refinancing in part the payment of the fourth instalment of the Milos Contract Price and the third instalment of the Milos Supervision Cost, each falling due before the Delivery Date for the Milos Ship as set out in schedule 3;

“Milos Tranche” means a tranche of the Loan of up to Six million six hundred and eighty thousand Dollars ($6,680,000) to be drawn down in not more than four (4) Advances (being the Milos Advances);

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means:

(a)	in relation to the Amorgos Ship, the Amorgos Mortgage;

(b)	in relation to the Kimolos Ship, the Kimolos Mortgage;

(c)	in relation to the Milos Ship, the Milos Mortgage;

(d)	in relation to the Mykonos Ship, the Mykonos Mortgage;

(e)	in relation to the Syros Ship, the Syros Mortgage; or

(f)	in relation to the Collateral Ship, the Collateral Mortgage,

and “Mortgages” means any or all of them;

“Mortgaged Ship” means, at any relevant time, any Newbuilding which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Newbuilding shall, for the purposes of this Agreement, be deemed to be a Mortgaged Ship as from whichever shall be the earlier of (a) the Drawdown Date of the Delivery Advance for that Newbuilding and (b) the date that the Mortgage of that Newbuilding shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid by the Bank pursuant to clause 4.3 following the Total Loss of such Newbuilding and (ii) the date on which all moneys owing under the Security Documents have been repaid in full;

“Mykonos Advances” means, together, the Mykonos Pre-delivery Advances and the Mykonos Delivery Advance and “Mykonos Advance” means any of them;

“Mykonos Borrower” means Mykonos Maritime Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Mykonos Construction Cost” means the aggregate of (a) the Mykonos Contract Price and (b) the Mykonos Supervision Cost;

“Mykonos Contract” means the shipbuilding contract dated 6 February 2005, as amended by addendum No. 1 dated 31 March 2005, addendum No. 2 dated 27 April 2005 and addendum No. 3 dated 27 May 2005, all made between the Builders and the Mykonos Borrower, as may be further amended, supplemented, varied, replaced or novated from time to time with the prior written consent of the Bank, relating to the construction and sale by the Builders, and the purchase by the Mykonos Borrower, of the Mykonos Ship;

“Mykonos Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Mykonos Contract to be given by the Builders in the form scheduled to the Mykonos Pre-delivery Security Assignment;

“Mykonos Contract Price” means Six million eight hundred thousand Dollars ($6,800,000) or such other lesser sum in Dollars as may be payable by the Mykonos Borrower to the Builders pursuant to the Mykonos Contract, as the contract price for the Mykonos Ship;

“Mykonos Deed of Covenant” means the first priority deed of covenant and/or general assignment collateral to the Mykonos Mortgage executed or (as the context may require) to be executed by the Mykonos Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

“Mykonos Delivery Advance” means an Advance of up to Three million seven hundred and fifty seven thousand five hundred Dollars ($3,757,500) made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing or refinancing in part the final instalment of the Mykonos Contract Price and the final instalment of the Mykonos Supervision Cost, each falling due on the Delivery Date for the Mykonos Ship and (b) (as to the balance) refinancing the payment of any other part of the Mykonos Construction Cost previously made by the Mykonos Borrower and not already financed or refinanced under the terms of this Agreement;

“Mykonos First Advance” means an Advance of up to Four hundred and seventeen thousand five hundred Dollars ($417,500) made or (as the context may require) to be made available to the Borrowers for the purpose of financing or refinancing in part the payment of the second instalment of the Mykonos Contract Price and the second instalment of the Mykonos Supervision Cost, each falling due before the Delivery Date for the Mykonos Ship as set out in schedule 3;

“Mykonos Management Agreement” means the management agreement made or (as the context may require) to be made between the Mykonos Borrower and the Manager in a form previously approved in writing by the Bank providing (inter alia) for the Manager to manage the Mykonos Ship;

“Mykonos Manager’s Undertaking” means the first priority undertaking and assignment in relation to the Mykonos Ship executed or (as the context may require) to be executed by the Manager in favour of the Bank in such form as the Bank may require in its sole discretion;

“Mykonos Mortgage” means the first priority or (as the case may be) preferred mortgage of the Mykonos Ship executed or (as the context may require) to be executed by the Mykonos Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

“Mykonos Operating Account” means an interest bearing Dollar account of the Mykonos Borrower opened or (as the context may require) to be opened by the Mykonos Borrower with the Bank and includes any sub-accounts thereof the Bank to be a Mykonos Operating Account for the purposes of this Agreement,

“Mykonos Pre-delivery Advances” means, together, the Mykonos First Advance, the Mykonos Second Advance and the Mykonos Third Advance and “Mykonos Pre-delivery Advance” means any of them;

“Mykonos Pre-delivery Security Assignment” means the assignment of the Mykonos Contract, the Mykonos Refund Guarantees and the Mykonos Supervision Contract executed or (as the context may require) to be executed by the Mykonos Borrower in favour of the Bank in the form set out in schedule 4;

“Mykonos Refund Guarantee Assignment Consent and Acknowledgement” means, in relation to each Mykonos Refund Guarantee, an acknowledgement of notice of, and consent to, the assignment in respect of that Mykonos Refund Guarantee to be given by a Refund Guarantor in the form scheduled to the Mykonos Pre-delivery Security Assignment and “Mykonos Refund Guarantee Assignment Consents and Acknowledgements” means any or all of them;

“Mykonos Refund Guarantees” mean, together, the letter of guarantee no. LGD6600200500010 dated 9 June 2005 issued by Bank of Communications, Fuzhou Branch as Refund Guarantor in respect of certain of the Builders’ obligations under the Mykonos Contract and any other letters of guarantee to be issued by a Refund Guarantor in respect of the Builders’ obligations under the Mykonos Contract, pursuant to the Mykonos Contract or any agreement supplemental to the Mykonos Contract, and any extensions, renewals or replacements to or of any such guarantee(s), in each case in form and substance acceptable to the Bank in its sole discretion and “Mykonos Refund Guarantee” means any of them;

“Mykonos Second Advance” means an Advance of up to One million two hundred and fifty two thousand five hundred Dollars ($1,252,500) made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing or refinancing in full the payment of the third instalment of the Mykonos Contract Price falling due before the Delivery Date for the

Mykonos Ship as set out in schedule 3 and (b) (as to the balance) refinancing the payment of any other part of the Mykonos Construction Cost previously made by the Mykonos Borrower and not already financed or refinanced under the terms of this Agreement;

“Mykonos Ship” means the 3,800 dwt (approximately) double-hull oil product tanker currently known as Hull No. DN-3500-7, to be constructed and sold by the Builders to the Mykonos Borrower pursuant to the Mykonos Contract and to be registered on the Delivery Date for such Newbuilding in the ownership of the Mykonos Borrower through the relevant Registry under the laws and flag of the relevant Flag State;

“Mykonos Supervision Contract” means the contract dated 10 February 2005 made between the Mykonos Borrower and Iota as may be amended, supplemented, varied, replaced or novated from time to time with the prior written consent of the Bank, relating to the design, building, supervision, representation, procurement of machinery and supplies and turn-key delivery of the Mykonos Ship;

“Mykonos Supervision Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Mykonos Supervision Contract to be given by Iota in the form scheduled to the Mykonos Pre-delivery Security Agreement Assignment;

“Mykonos Supervision Cost” means One million five hundred and fifty thousand Dollars ($1,550,000) or such lesser other sum in Dollars as may be payable by the Mykonos Borrower to Iota pursuant to the Mykonos Supervision Contract, as the cost for the services provided by Iota thereunder;

“Mykonos Third Advance” means an Advance of up to One million two hundred and fifty two thousand five hundred Dollars ($1,252,500) made or (as the context may require) to be made available to the Borrowers for the purpose of financing or refinancing in part the payment of the fourth instalment of the Mykonos Contract Price and the third instalment of the Mykonos Supervision Cost, each falling due before the Delivery Date for the Mykonos Ship as set out in schedule 3;

“Mykonos Tranche” means a tranche of the Loan of up to Six million six hundred and eighty thousand Dollars ($6,680,000) to be drawn down in not more than four (4) Advances (being the Mykonos Advances);

“Newbuildings” means, together, the Amorgos Ship, the Kimolos Ship, the Milos Ship, the Mykonos Ship and the Syros Ship and “Newbuilding” means any of them;

“Operating Account” means:

(a)	in relation to the Amorgos Ship, the Amorgos Operating Account;

(b)	In relation to the Kimolos Ship, the Kimolos Operating Account;

(c)	in relation to the Milos Ship, the Milos Operating Account;

(d)	in relation to the Mykonos Ship, the Mykonos Operating Account; or

(e)	in relation to the Syros Ship, the Syros Operating Account,

and “Operating Accounts” means any or all of them;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of a Ship and falls within the definition of “Company” set out in rule 1.1.2 of the Code;

“Owner” means:

(a)	in relation to the Amorgos Ship, the Amorgos Borrower;

(b)	in relation to the Kimolos Ship, the Kimolos Borrower;

(c)	in relation to the Milos Ship, the Milos Borrower;

(d)	in relation to the Mykonos Ship, the Mykonos Borrower;

(e)	in relation to the Syros Ship, the Syros Borrower; or

(f)	in relation to the Collateral Ship, the Corporate Guarantor

and “Owners” means any or all of them;

“Permitted Encumbrance” means any Encumbrance in favour of the Bank created pursuant to the Security Documents, the First Mortgage Documents and Permitted Liens;

“Permitted Liens” means, in relation to each Ship, any lien on that Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the relevant Casualty Amount;

“Personal Guarantee” means the guarantee executed or (as the context may require) to be executed by the Personal Guarantor in favour of the Bank in the form set out in schedule 6 or (as the context may require) any substitute personal guarantee accepted by the Bank pursuant to clause10.1.27;

“Personal Guarantor” means such individual as may be agreed by the Bank in writing or (as the context may require) any substitute individual or individuals who issue a personal guarantee accepted by the Bank pursuant to clause 10.1.27;

“Pollutant” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“Pre-delivery Advances”:

(a)	in relation to the Amorgos Ship and the Amorgos Tranche, means the Amorgos Pre-delivery Advances;

(b)	in relation to the Kimolos Ship and the Kimolos Tranche, means the Kimolos Pre-delivery Advances;

(c)	in relation to the Milos Ship and the Milos Tranche, means the Milos Pre-delivery Advances;

(d)	in relation to the Mykonos Ship and the Mykonos Tranche, means the Mykonos Pre-delivery Advances; or

(e)	in relation to the Syros Ship and the Syros Tranche, means the Syros Pre-delivery Advances,

and “Pre-delivery Advance” means any of them;

“Pre-delivery Security Assignment” means:

(a)	in relation to the Amorgos Ship, the Amorgos Pre-delivery Security Assignment;

(b)	in relation to the Kimolos Ship, the Kimolos Pre-delivery Security Assignment;

(c)	in relation to the Milos Ship, the Milos Pre-delivery Security Assignment;

(d)	in relation to the Mykonos Ship, the Mykonos Pre-delivery Security Assignment; or

(e)	in relation to the Syros Ship, the Syros Pre-delivery Security Assignment,

and “Pre-delivery Security Assignments” means any or all of them;

“Refund Guarantee” means:

(a)	in relation to the Amorgos Ship, any Amorgos Refund Guarantee;

(b)	in relation to the Kimolos Ship, any Kimolos Refund Guarantee;

(c)	in relation to the Milos Ship, any Milos Refund Guarantee;

(d)	in relation to the Mykonos Ship, any Mykonos Refund Guarantee; or

(e)	in relation to the Syros Ship, any Syros Refund Guarantee,

and “Refund Guarantees” means any or all of them; “Refund Guarantee Assignment Consent and Acknowledgement” means:

(a)	in relation to the Amorgos Ship, any Amorgos Refund Guarantee Assignment Consent and Acknowledgement;

(b)	in relation to the Kimolos Ship, any Kimolos Refund Guarantee Assignment Consent and Acknowledgement;

(c)	in relation to the Milos Ship, any Milos Refund Guarantee Assignment Consent and Acknowledgement;

(d)	in relation to the Mykonos Ship, any Mykonos Refund Guarantee Assignment Consent and Acknowledgement; or

(e)	in relation to the Syros Ship, any Syros Refund Guarantee Assignment Consent and Acknowledgement,

and “Refund Guarantee Assignment Consents and Acknowledgements” means any or all of them;

“Refund Guarantor” means Bank of Communications, Fuzhou Branch of Fuzhou, People’s Republic of China and/or any other bank or financial institution acceptable to the Bank in its sole discretion and appointed by the Builders to issue a Refund Guarantee and includes their respective successors in title and “Refund Guarantors” means any or all of them;

“Registry” means, in relation to a Ship, any registrar, consul, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register such Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State;

“Regulatory Agency” means the Government Entity or other organisation in a Flag State which has been designated by the Government of that Flag State to implement and/or administer and/or enforce the provisions of the Code;

“Related Company” means:

(a)	of the Bank, means any Subsidiary of the Bank, any company or other entity of which the Bank is a Subsidiary and any Subsidiary of any such company or entity; or

(b)	of a Security Party, means any company or other entity which is active in the bunkering business or services and which is:

(i) a Subsidiary of the relevant Security Party; or

(ii) any company or other entity (“holding company”) of which such Security Party is a Subsidiary; or

(iii) any Subsidiary (other than such Security Party) of any such holding company;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Party” means the Borrowers, the Borrowers’ Related Companies, the other Security Parties (other than the Builders and the Refund Guarantors) and their respective Related Companies;

“Relevant Ship” means the Ships and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

“Repayment Dates” means, in relation to each Tranche (and subject to clause 6.3), the First Repayment Date in respect such Tranche and each of the dates falling at three (3) monthly intervals after such First Repayment Date up to and including the date falling one hundred and forty one (141) months after such First Repayment Date,

“Requisition Compensation” means, in relation to a Ship, all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of such Ship;

“Second Advance”:

(a)	in relation to the Amorgos Ship and the Amorgos Tranche, means the Amorgos Second Advance;

(b)	in relation to the Kimolos Ship and the Kimolos Tranche, means the Kimolos Second Advance;

(c)	in relation to the Milos Ship and the Milos Tranche, means the Milos Second Advance;

(d)	in relation to the Mykonos Ship and the Mykonos Tranche, means the Mykonos Second Advance; or

(e)	in relation to the Syros Ship and the Syros Tranche, means the Syros Second Advance,

and “Second Advances” means any or all of them;

“Security Documents” means this Agreement, the Master Swap Agreement, the Master Agreement Security Deed, the Corporate Guarantee, the Personal Guarantee, the Mortgages,

the Deeds of Covenant, the Pre-delivery Security Assignments, the Contract Assignment Consents and Acknowledgements, the Refund Guarantee Assignment Consents and Acknowledgements, the Supervision Contract Assignment Consents and Acknowledgements, the Manager’s Undertakings, the Certificate of Ownership and any other agreement or document as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers or any of them or any other Security Party pursuant to this Agreement and/or the Master Swap Agreement or any other Security Document (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means each Borrower, the Corporate Guarantor, the Personal Guarantor, the Manager, each Refund Guarantor, lota and each Builder or any other person who may at any time be a party to any of the Security Documents (other than the Bank);

“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all monies payable thereunder;

“Security Requirement” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Bank) which is, at any relevant time, One hundred and twenty five per cent (125%) of the aggregate of (a) the Loan and (b) the cost (if any) (as certified by the Bank whose certificate shall in the absence of manifest error be conclusive and binding on the Borrowers and the Bank) of terminating any Transactions entered into pursuant to the Master Swap Agreement;

“Security Value” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Bank) which is, at any relevant time, the aggregate of (i) the market value of the Mortgaged Ships as most recently determined in accordance with clause 8.2.2 and (ii) the market value of any additional security for the time being actually provided to the Bank pursuant to clause 8.2;

“Ships” means, together, the Newbuildings and the Collateral Ship and “Ship” means any of them;

“Ship Security Documents”:

(a)	in relation to the Amorgos Ship, means the Amorgos Mortgage, the Amorgos Deed of Covenant and the Amorgos Manager’s Undertaking;

(b)	in relation to the Kimolos Ship, means the Kimolos Mortgage, the Kimolos Deed of Covenant and the Kimolos Manager’s Undertaking;

(c)	in relation to the Milos Ship, means the Milos Mortgage, the Milos Deed of Covenant and the Milos Manager’s Undertaking;

(d)	in relation to the Mykonos Ship, means the Mykonos Mortgage, the Mykonos Deed of Covenant and the Mykonos Manager’s Undertaking;

(e)	in relation to the Syros Ship, means the Syros Mortgage, the Syros Deed of Covenant and the Syros Manager’s Undertaking; or

(f)	in relation to the Collateral Ship, means the Collateral Mortgage, the Collateral Deed of Covenant and the Collateral Manager’s Undertaking;

“SMC” means a safety management certificate issued in respect of a Ship in accordance with rule 13 of the Code;

“Supervision Contract” means:

(a)	in relation to the Amorgos Ship, the Amorgos Supervision Contract;

(b)	in relation to the Kimolos Ship, the Kimolos Supervision Contract;

(c)	in relation to the Milos Ship, the Milos Supervision Contract;

(d)	in relation to the Mykonos Ship, the Mykonos Supervision Contract; or

(e)	in relation to the Syros Ship, the Syros Supervision Contract;

and “Supervision Contracts” means any or all of them;

“Supervision Contract Assignment Consent and Acknowledgement” means:

(a)	in relation to the Amorgos Ship, the Amorgos Supervision Contract Assignment Consent and Acknowledgement;

(b)	in relation to the Kimolos Ship, the Kimolos Supervision Contract Assignment Consent and Acknowledgement;

(c)	in relation to the Milos Ship, the Milos Supervision Contract Assignment Consent and Acknowledgement;

(d)	in relation to the Mykonos Ship, the Mykonos Supervision Contract Assignment Consent and Acknowledgement; or

(e)	in relation to the Syros Ship, the Syros Supervision Contract Assignment Consent and Acknowledgement,

and “Supervision Contract Assignment Consents and Acknowledgements” means any or all of them;

“Supervision Cost” means:

(a)	in relation to Amorgos Ship, the Amorgos Supervision Cost;

(b)	in relation to Kimolos Ship, the Kimolos Supervision Cost;

(c)	in relation to Milos Ship, the Milos Supervision Cost;

(d)	in relation to Mykonos Ship, the Mykonos Supervision Cost; or

(e)	in relation to the Syros Ship, the Syros Supervision Cost,

and “Supervision Costs” means any or all of them;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Syros Advances” means, together, the Syros Pre-delivery Advances and the Syros Delivery Advance and “Syros Advance” means any of them;

“Syros Borrower” means Syros Maritime Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Syros Construction Cost” means the aggregate of (a) the Syros Contract Price and (b) the Syros Supervision Cost;

“Syros Contract” means the shipbuilding contract dated 6 February 2005, as amended by addendum No. 1 dated 31 March 2005, addendum No. 2 dated 27 April 2005 and addendum No. 3 dated 27 May 2005, all made between the Builders and the Syros Borrower, as may be further amended, supplemented, varied, replaced or novated from time to time with the prior written consent of the Bank, relating to the construction and sale by the Builders, and the purchase by the Syros Borrower, of the Syros Ship;

“Syros Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Syros Contract to be given by the Builders in the form scheduled to the Syros Pre-delivery Security Assignment;

“Syros Contract Price” means Six million eight hundred thousand Dollars ($6,800,000) or such other lesser sum in Dollars as may be payable by the Syros Borrower to the Builders pursuant to the Syros Contract, as the contract price for the Syros Ship;

“Syros Deed of Covenant” means the first priority deed of covenant and/or general assignment collateral to the Syros Mortgage executed or (as the context may require) to be executed by the Syros Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

“Syros Delivery Advance” means an Advance of up to Three million seven hundred and fifty seven thousand five hundred Dollars ($3,757,500) made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing or refinancing in part the final instalment of the Syros Contract Price and the final instalment of the Syros Supervision Cost, each falling due on the Delivery Date for the Syros Ship and (b) (as to the balance) refinancing the payment of any other part of the Syros Construction Cost previously made by the Syros Borrower and not already financed or refinanced under the terms of this Agreement;

“Syros First Advance” means an Advance of up to Four hundred and seventeen thousand five hundred Dollars ($417,500) made or (as the context may require) to be made available to the Borrowers for the purpose of financing or refinancing in part the payment of the second instalment of the Syros Contract Price and the second instalment of the Syros Supervision Cost, each falling due before the Delivery Date for the Syros Ship as set out in schedule 3;

“Syros Management Agreement” means the management agreement made or (as the context may require) to be made between the Syros Borrower and the Manager in a form previously approved in writing by the Bank providing (inter alia) for the Manager to manage the Syros Ship;

“Syros Manager’s Undertaking” means the first priority undertaking and assignment in relation to the Syros Ship executed or (as the context may require) to be executed by the Manager in favour of the Bank in such form as the Bank may require in its sole discretion;

“Syros Mortgage” means the first priority or (as the case may be) preferred mortgage of the Syros Ship executed or (as the context may require) to be executed by the Syros Borrower in favour of the Bank in such form as the Bank may require in its sole discretion;

“Syros Operating Account” means an interest bearing Dollar account of the Syros Borrower opened or (as the context may require) to be opened by the Syros Borrower with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be a Syros Operating Account for the purposes of this Agreement;

“Syros Pre-delivery Advances” means, together, the Syros First Advance, the Syros Second Advance and the Syros Third Advance and “Syros Pre-delivery Advance” means any of them;

“Syros Pre-delivery Security Assignment” means the assignment of the Syros Contract, the Syros Refund Guarantees and the Syros Supervision Contract executed or (as the context may require) to be executed by the Syros Borrower in favour of the Bank in the form set out in schedule 4;

“Syros Refund Guarantee Assignment Consent and Acknowledgement” means, in relation to each Syros Refund Guarantee, an acknowledgement of notice of, and consent to, the assignment in respect of that Syros Refund Guarantee to be given by a Refund Guarantor in the form scheduled to the Syros Pre-delivery Security Assignment and “Syros Refund Guarantee Assignment Consents and Acknowledgements” means any or all of them;

“Syros Refund Guarantees” means, together, the letter of guarantee no. LGD6600200500009 dated 9 June 2005 issued by Bank of Communications, Fuzhou Branch as Refund Guarantor in respect of certain of the Builders’ obligations under the Syros Contract and any other letters of guarantee to be issued by a Refund Guarantor in respect of the Builders’ obligations under the Syros Contract, pursuant to the Syros Contract or any agreement supplemental to the Syros Contract, and any extensions, renewals or replacements to or of any such guarantee(s), in each case in form and substance acceptable to the Bank in its sole discretion and “Syros Refund Guarantee” means any of them;

“Syros Second Advance” means an Advance of up to One million two hundred and fifty two thousand five hundred Dollars ($1,252,500) made or (as the context may require) to be made available to the Borrowers for the purpose of (a) financing or refinancing in full the payment of the third instalment of the Syros Contract Price falling due before the Delivery Date for the Syros Ship as set out in schedule 3 and (b) (as to the balance) refinancing the payment of any other part of the Syros Construction Cost previously made by the Syros Borrower and not already financed or refinanced under the terms of this Agreement;

“Syros Ship” means the 3,800 dwt (approximately) double-hull oil product tanker currently known as Hull No. DN-3500-6, to be constructed and sold by the Builders to the Syros Borrower pursuant to the Syros Contract and to be registered on the Delivery Date for such Newbuilding in the ownership of the Syros Borrower through the relevant Registry under the laws and flag of the relevant Flag State;

“Syros Supervision Contract” means the contract dated 10 February 2005 made between the Syros Borrower and Iota as may be amended, supplemented, varied, replaced or novated from time to time with the prior written consent of the Bank, relating to the design, building, supervision, representation, procurement of machinery and supplies and turn-key delivery of the Syros Ship;

“Syros Supervision Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Syros Supervision Contract to be given by Iota in the form scheduled to the Syros Pre-delivery Security Agreement Assignment;

“Syros Supervision Cost” means One million five hundred and fifty thousand Dollars ($1,550,000) or such other lesser sum in Dollars as may be payable by the Syros Borrower to Iota pursuant to the Syros Supervision Contract, as the cost for the services provided by Iota thereunder;

“Syros Third Advance” means an Advance of up to One million two hundred and fifty two thousand five hundred Dollars ($1,252,500) made or (as the context may require) to be made available to the Borrowers for the purpose of financing or refinancing in part the payment of the fourth instalment of the Syros Contract Price and the third instalment of the Syros Supervision Cost, each falling due before the Delivery Date for the Syros Ship as set out in schedule 3;

“Syros Tranche” means a tranche of the Loan of up to Six million six hundred and eighty thousand Dollars ($6,680,000) to be drawn down in not more than four (4) Advances (being the Syros Advances);

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Termination Date” means:

(a)	in relation to the Amorgos First Advance, 30 June 2006;

(b)	in relation to the Amorgos Second Advance, 31 October 2006;

(c)	in relation to the Amorgos Third Advance, 30 April 2007;

(d)	in relation to the Amorgos Delivery Advance, 30 September 2007;

(e)	in relation to the Kimolos First Advance, 15 October 2006;

(f)	in relation to the Kimolos Second Advance, 15 February 2007;

(g)	in relation to the Kimolos Third Advance, 30 June 2007;

(h)	in relation to the Kimolos Delivery Advance, 30 October 2007;

(i)	in relation to the Milos First Advance, 28 April 2006;

(j)	in relation to the Milos Second Advance, 28 April 2006;

(k)	in relation to the Milos Third Advance, 30 September 2006;

(l)	in relation to the Milos Delivery Advance, 28 February 2007;

(m)	in relation to the Mykonos First Advance, 28 February 2007;

(n)	in relation to the Mykonos Second Advance, 30 June 2007;

(o)	in relation to the Mykonos Third Advance, 10 November 2007;

(p)	in relation to the Mykonos Delivery Advance, 10 March 2008;

(q)	in relation to the Syros First Advance, 16 November 2006;

(r)	in relation to the Syros Second Advance, 31 March 2007;

(s)	in relation to the Syros Third Advance, 14 September 2007; or

(t)	in relation to the Syros Delivery Advance, 31 January 2008,

or, in each such case, such later date as the Borrowers may request and the Bank may in its absolute discretion consent to; “Third Advance”:

(a)	in relation to the Amorgos Ship and the Amorgos Tranche, means the Amorgos Third Advance;

(b)	in relation to the Kimolos Ship and the Kimolos Tranche, means the Kimolos Third Advance;

(c)	in relation to the Milos Ship and the Milos Tranche, means the Milos Third Advance;

(d)	in relation to the Mykonos Ship and the Mykonos Tranche, means the Mykonos Third Advance; or

(e)	in relation to the Syros Ship and the Syros Tranche, means the Syros Third Advance,

and “Third Advances” means any or all of them;

“Total Loss” means, in relation to a Ship:

(a) actual, constructive, compromised or arranged total loss of such Ship; or

(b) the Compulsory Acquisition of such Ship; or

(c)

the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof;

“Tranche” means:

(a) in relation to the Amorgos Ship, the Amorgos Tranche;

(b) in relation to the Kimolos Ship, the Kimolos Tranche;

(c) in relation to the Milos Ship, the Milos Tranche;

(d) in relation to the Mykonos Ship, the Mykonos Tranche; or

(e) in relation to the Syros Ship, the Syros Tranche,

and “Tranches” means any or all of them;

“Transaction” means a Transaction as defined in the introductory paragraph of the Master Swap Agreement;

“Transferee” has the meaning ascribed thereto in clause 15.4; and

“Underlying Documents” means, together, the Contracts, the Refund Guarantees, the Supervision Contracts and the Management Agreements and “Underlying Document” means any of them.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2

references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3

references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to London time;

1.4.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7

references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2	The Commitment and the Loan

2.1	Agreement to lend

The Bank, relying upon each of the representations and warranties in clause 7, agrees to lend to the Borrowers, jointly and severally, upon and subject to the terms of this Agreement, the principal sum of up to Thirty three million four hundred thousand Dollars ($33,400,000) in up to twenty (20) Advances comprising five (5) Tranches, namely, the Amorgos Tranche, the Kimolos Tranche, the Milos Tranche, the Mykonos Tranche and the Syros Tranche.

2.2	Drawdown

Subject to the terms and conditions of this Agreement, each Advance shall be made following receipt by the Bank from the Borrowers of a Drawdown Notice not later than 10:00 a.m. on the second Banking Day before the date, which shall be a Banking Day falling within the relevant Drawdown Period, on which such Advance is intended to be made. A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.3	Timing and limitations of Loan, Tranches and Advances

2.3.1

The aggregate amount of the Loan shall not exceed the lower of (a) Thirty three million four hundred thousand Dollars ($33,400,000) and (b) eighty per cent (80%) of the aggregate Construction Costs of all the Newbuildings.

2.3.2

The aggregate amount of all the Advances for a Newbuilding shall not exceed the lower of (a) Six million six hundred and eighty thousand Dollars ($6,680,000) and (b) eighty per cent (80%) of the Construction Cost of the relevant Newbuilding.

2.3.3	The amount of each Pre-delivery Advance shall be:

(a) in the case of each First Advance, not more than $417,500;

(b) in the case of each Second Advance, not more than $1,252,500; and

(c) in the case of each Third Advance, not more than $1,252,500.

2.3.4	Each First Advance:

(a)

shall be applied in or towards payment to the Builders and, as the case may be, Iota of part of the second instalment of the Contract Price and part of the second instalment of the Supervision Cost (respectively) for the Newbuilding relevant to such Advance;

	(b)	shall be made when both such instalments have become due and payable, as specified in the second and third column, respectively, of schedule 3 opposite the relevant First Advance; and

(c)

shall be paid by the Bank to the Builders and Iota, respectively, unless the relevant Borrower has already paid either such instalment to the Builders or (as the case may be) Iota when it was due, in which case the relevant First Advance (or part thereof) shall be advanced to the Borrowers in refinancing of such payment.

2.3.5	Each Second Advance:

(a)

shall be applied (i) first, in or towards payment to the Builders of the full amount of the third instalment of the Contract Price for the Newbuilding relevant to such Advance and (ii) secondly, as to its balance in refinancing of any other part of the Construction Cost of the relevant Newbuilding previously paid by the relevant Borrower when it was due and not financed or refinanced by this Agreement;

	(b)	shall be made when the instalment referred to in paragraph 2.3.5(a)(i) above has become due and payable, as specified in the second column of schedule 3 opposite the relevant Second Advance; and

(c)

(except for the part of the relevant Second Advance referred to in paragraph 2.3.5(a)(ii) above, which shall be paid directly to the Borrowers) shall be paid by the Bank to the Builders, unless the relevant Borrower has already paid the relevant third instalment to the Builders when it was due, in which case the relevant Second Advance (or part thereof) shall be advanced to the Borrowers in refinancing of such payment.

2.3.6	Each Third Advance:

(a)

shall be applied in or towards payment to the Builders and, as the case may be, Iota of part of the fourth instalment of the Contract Price and part of the third instalment of the Supervision Cost (respectively) for the Newbuilding relevant to such Advance;

	(b)	shall be made when both such instalments have become due and payable, as specified in the second and third column, respectively, of schedule 3 opposite the relevant Third Advance; and

(c)

shall be paid by the Bank to the Builders and Iota, respectively, unless the relevant Borrower has already paid either such instalment to the Builders or (as the case may be) Iota when it was due, in which case the relevant Third Advance (or part thereof) shall be advanced to the Borrowers in refinancing of such payment.

2.3.7	Each Delivery Advance:

	(a)	shall not exceed the lower of:

(i) Three million seven hundred and fifty seven thousand five hundred Dollars ($3,750,500);

(ii)

the amount in Dollars which, when added to the aggregate amount of the Pre-delivery Advances for the relevant Newbuilding actually drawn down, will produce a figure equal to eighty per cent (80%) of the Construction Cost of that Newbuilding;

(iii)

the amount in Dollars which, when added to the aggregate amount of the Pre-delivery Advances for the relevant Newbuilding actually drawn down, will produce a figure equal to eighty per cent (80%) of the market value of that Newbuilding determined in accordance with the valuation of such Newbuilding obtained pursuant to schedule 2, Part 5, paragraph 19; and

(iv) the amount in Dollars which, when added to the aggregate amount of the Pre-delivery Advances for the relevant Newbuilding actually drawn down, will produce a total figure of $6,680,000;

(b)

shall be applied (i) first, in or towards payment to the Builders and, as the case may be, Iota of part of the final instalment of the Contract Price and the final instalment of the Supervision Cost (respectively) for the Newbuilding relevant to such Advance and (ii) secondly, as to its balance in refinancing of any other part of the Construction Cost of the relevant Newbuilding previously paid by the relevant Borrower when it was due and not financed or refinanced by this Agreement;

(c) shall be made when both of the instalments referred to in paragraph 2.3.7(b)(i) above have become due and payable; and

(d)

(except for the part of the relevant Delivery Advance referred to in paragraph 2.3.7(b)(ii) above, which shall be paid directly to the Borrowers) shall be paid by the Bank to the Builders and Iota, respectively, unless the relevant Borrower has already paid either such instalment to the Builders or (as the case may be) Iota when it was due, in which case the relevant Delivery Advance (or part thereof) shall be advanced to the Borrowers in refinancing of such payment.

2.4	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of clause 9, on the date specified in the Drawdown Notice make the relevant Advance available to the Borrowers in accordance with clause 6.2. The Borrowers acknowledge that payment of any Advance to Iota or, as the case may be, the Builders, or either of them, in accordance with clause 6.2 shall satisfy the obligation of the Bank to lend that Advance to the Borrowers under this Agreement.

2.5	Termination of Commitment

Any part of the Commitment undrawn and uncancelled by the relevant Termination Date, shall thereupon be automatically cancelled.

2.6	Application of proceeds

Without prejudice to the Borrowers’ obligations under clause 8.1.3, the Bank shall have no responsibility for the application of proceeds of the Loan or any part thereof by the Borrowers.

3	Interest and Interest Periods

3.1	Normal interest rate

Subject to paragraph (i) of Part 5 of the Schedule to the Master Swap Agreement, the Borrowers shall pay interest on each Tranche in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than three (3) months, by instalments, the first three (3) months from the commencement of the Interest Period and the subsequent instalments at intervals of three (3) months or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Bank to be the aggregate of (a) the Margin, (b) the Additional Cost and (c) LIBOR for such Interest Period.

3.2	Selection of Interest Periods

Subject to paragraph (i) of Part 5 of the Schedule to the Master Swap Agreement, the Borrowers may by notice received by the Bank not later than 10:00 a.m. on the second Banking Day before the beginning of each Interest Period, specify whether such Interest Period shall have a duration of one (1) month, two (2) months, (3) months, six (6) months or twelve (12) months or such other period as the Borrowers may select and the Bank may, in its absolute discretion, agree

Provided always that if, on any date upon which an Interest Period falls to be selected by the Borrowers pursuant to this clause 3.2, a Transaction or Transactions (which is/are effective or which shall become effective during the relevant Interest Period) shall have been entered into between the Bank and the Borrowers pursuant to the Master Swap Agreement, LIBOR shall, during the period of any such Transaction(s) and for an amount equal to the notional amount of such Transaction(s), be determined by reference to the rate for deposits in Dollars displayed on Telerate page 3750 (British Bankers’ Association Settlement Rates) in accordance with the proviso to the definition of LIBOR in clause 1.2 and, for the avoidance of doubt, LIBOR for that part of the Loan which exceeds the notional amount of the Transaction(s) shall be determined by reference to the rate for deposits in Dollars referred to in the definition of LIBOR in clause 1.2 but excluding the proviso to such definition.

3.3	Determination of Interest Periods

Subject to paragraph (i) of Part 5 of the Schedule to the Master Swap Agreement, every Interest Period shall be of the duration required by, or specified by the Borrowers pursuant to, clause 3.2 but so that:

3.3.1

the initial Interest Period in respect of each Advance shall commence on the Drawdown Date of such Advance and each subsequent Interest Period in respect thereof shall commence on the last day of the previous Interest Period for such Advance;

3.3.2

the initial Interest Period in respect of each Advance in respect of a Newbuilding (after the first Advance to be drawn down in respect of such Newbuilding) shall end on the same day as the then current Interest Period for the Tranche for such Newbuilding and, on the last day of such Interest Period, such Advances shall be consolidated into, and shall thereafter constitute, the Tranche in respect of such Newbuilding;

3.3.3

if any Interest Period in respect of a Tranche would otherwise overrun a Repayment Date for such Tranche, then, in the case of the last Repayment Date for such Tranche, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Repayment Dates for such Tranche, the relevant Tranche shall be divided into parts so that there is one part in the amount of the repayment instalment or instalments due on each Repayment Date for such Tranche falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the relevant Tranche having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3, and

3.3.4

if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3, such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents (other than the Master Swap Agreement), the Borrowers shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Bank pursuant to this clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than six (6) months as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (a) one per cent (1%) per annum, (b) the Margin, (c) the Additional Cost and (d) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that, if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Bank under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 8.2 or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Bank shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate one per cent (1%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Bank is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be one per cent (1%) per annum above the aggregate of the Margin and the cost of funds (including Additional Cost) to the Bank.

3.5	Notification of Interest Periods and interest rate

The Bank shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	If and whenever, at any time prior to the commencement of any Interest Period, the Bank shall have determined (which determination shall, in the absence of manifest error, be conclusive):

(a) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b) that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan for such Interest Period,

the Bank shall forthwith give notice (a “Determination Notice”) thereof to the Borrowers. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrowers by the Bank.

3.6.2

During the period of ten (10) days after any Determination Notice has been given by the Bank under clause 3.6.1, the Bank shall certify an alternative basis (the “Substitute Basis”) for maintaining the Loan. The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds, including Additional Cost, if any, to the Bank equivalent to the Margin. Each Substitute Basis so certified shall be binding upon the Borrowers and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

4	Repayment and prepayment

4.1	Repayment

The Borrowers shall repay each Tranche by forty eight (48) instalments, one such instalment to be repaid on each of the Repayment Dates for such Tranche. Subject to the provisions of this Agreement, the amount of each of the repayment instalments (other than the last repayment instalment) for each Tranche shall be One hundred and forty thousand Dollars ($140,000) and the amount of the last repayment instalment for each Tranche shall be One hundred thousand Dollars ($100,000). If the Commitment in respect of any Tranche or part thereof is not drawn in full, the amount of the repayment instalments in respect of the relevant Tranche shall be reduced proportionately.

4.2	Voluntary prepayment

The Borrowers may prepay any Tranche in whole or part (being Two hundred thousand Dollars ($200,000) or any larger sum which is an integral multiple of Two hundred thousand Dollars ($200,000)) on any Interest Payment Date relating to the part of the Tranche to be prepaid, without premium or penalty.

4.3	Prepayment on Total Loss or demand under Refund Guarantees

4.3.1	Before first drawdown - Newbuildings

On a Newbuilding becoming a Total Loss or suffering damage or being involved in an incident which, in the opinion of the Bank, may result in such Newbuilding being subsequently determined to be a Total Loss, before any Advance for such Newbuilding is drawn down, the obligation of the Bank to advance the Tranche (or part thereof) for such Newbuilding shall immediately cease and the Commitment shall be reduced accordingly.

4.3.2	Before first drawdown - Collateral Ship

On the Collateral Ship becoming a Total Loss or suffering damage or being involved in an incident which, in the opinion of the Bank, may result in the Collateral Ship being subsequently determined to be a Total Loss, before any Advance is drawn down, the Commitment will be reduced by such amount (and in respect of such Advances) as the Bank may in its absolute discretion require and the Bank’s obligation to make available any Advances (or any part thereof) which comprise the part of the Commitment that was so cancelled shall immediately cease.

4.3.3	After first drawdown but prior to Delivery - Newbuildings

(a)

On a Newbuilding becoming a Total Loss or suffering damage or being involved in an incident which, in the opinion of the Bank, may result in such Newbuilding being subsequently determined to be a Total Loss, after any Advance for such Newbuilding has been drawn down but prior to the drawing of the Delivery Advance for such Newbuilding, the obligation of the Bank to advance any other Advance (or part thereof) for such Newbuilding shall immediately cease, the Commitment shall be reduced accordingly and the Borrowers shall prepay the Pre-delivery Advances for such Newbuilding in full.

(b)

If a claim is made under any Refund Guarantee and such claim is not paid within twenty (20) Banking Days of it being made (whether or not such claim has been referred to the appropriate courts pursuant to the relevant Refund Guarantee), then (a) the obligation of the Bank to advance any other Advance (or any part thereof) for the Newbuilding relevant to such Refund Guarantee shall immediately cease and (b) forthwith on the expiry of such twenty (20) day period the Borrowers shall prepay in full the then outstanding Advances in respect of that Newbuilding Provided however that if the relevant claim made under the Contract to which such Refund Guarantee relates has been referred to arbitration under the terms of such Contract, the time-limit (and the corresponding prepayment obligation of the Borrowers) referred to in paragraph (b) of this clause shall be extended to ninety (90) days of the claim under the relevant Refund Guarantee being made.

4.3.4	After first drawdown but prior to Delivery - Collateral Ship

On the Collateral Ship becoming a Total Loss or suffering damage or being involved in an incident which, in the opinion of the Bank, may result in the Collateral Ship being subsequently determined to be a Total Loss, during the Drawdown Period of all the Delivery Advances but following the drawing of the first Advance to be drawn down, the Commitment shall be reduced by such amount (and in respect of such Advances) as the Bank may require in its absolute discretion and the Bank’s obligation to make available any Advances (or any part thereof) which comprise the part of the Commitment that was so cancelled shall immediately cease and the Borrowers shall prepay such amount of the Loan (and in respect of such Advances and/or Tranches) as the Bank may require in its absolute discretion.

4.3.5	Thereafter - Mortgaged Ships

On the date falling one hundred and twenty (120) days after that on which a Mortgaged Ship became a Total Loss or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are, or Requisition Compensation for such Ship is, received by the relevant Borrower (or the

Bank pursuant to the Security Documents), the Borrowers shall prepay the Tranche for such Mortgaged Ship in full.

4.3.6	Interpretation

For the purpose of this Agreement, a Total Loss in respect of a Ship shall be deemed to have occurred:

	(a)	in the case of an actual total loss of a Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

	(b)	in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of such Ship is given to the insurers of such Ship for the time being;

(c)

in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;

	(d)	in the case of Compulsory Acquisition of such Ship, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)

in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Owner of the use of such Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

4.4	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the amount to be prepaid to the date of such prepayment, (b) any additional amount payable under clauses 6.6 or 12.2 and (c) all other sums payable by the Borrowers to the Bank under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission payable under clause 5.1.2 and any amounts payable under clause 11.

4.5	Notice of prepayment; reduction of repayment Instalments

4.5.1

No prepayment may be effected under clause 4.2 unless the Borrowers shall have given the Bank at least fourteen (14) days’ notice of their intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable, shall specify the Tranche and the amount thereof to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified.

4.5.2

Any amount prepaid pursuant to clause 4.2 in respect of a Tranche shall be applied in reducing the repayment instalments of the relevant Tranche under clause 4.1 in inverse order of their due dates for payment.

4.5.3

Any amount prepaid pursuant to clause 4.3.4 shall be applied in reducing such Advances and/or the repayment instalments of such Tranches, and in such manner, as the Bank may require in its absolute discretion.

4.5.4

Any amount prepaid pursuant to clause 8.2.1(a) shall be applied in prepayment of all Tranches proportionately as between them and in reduction of the repayment instalments of each Tranche in inverse order of their due dates for payment.

4.5.5	The Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement. No amount prepaid under this Agreement may be re-borrowed.

4.6	Master Swap Agreement, repayments and prepayments

4.6.1

Notwithstanding any provision of the Master Swap Agreement to the contrary, in the case of a prepayment of all or part of the Loan (including, without limitation, following the occurrence of a Total Loss in accordance with clause 4.3 or under clauses 8.2.1(a) or 12.1) then, subject to clause 4.6.2, the Bank shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers, where it would otherwise be required whether under the Master Swap Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by any Transaction and/or the Master Swap Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion may determine and both the Bank’s and the Borrowers’ continuing obligations under any Transaction and/or the Master Swap Agreement shall, unless agreed otherwise by the Bank, be calculated so far as the Bank considers it practicable by reference to the amended repayment schedule for the Loan taking into account the fact that less than the full amount of the Loan remains outstanding.

4.6.2

If less than the full amount of the Loan remains outstanding following a prepayment under this Agreement and the Bank in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Transaction in an amount not wholly matched with or linked to all or part of the Loan, the Borrowers shall, within ten (10) days of being notified by the Bank of such requirement, provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

4.6.3

The Borrowers shall on the first written demand of the Bank indemnify the Bank in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Bank as a consequence of or in relation to the effecting of any matter or transactions referred to in this clause 4.6.

4.6.4

Notwithstanding any provision of the Master Swap Agreement to the contrary, if for any reason a Transaction has been entered into but no Advance is drawn down under this Agreement then, subject to clause 4.6.5, the Bank shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers where it would otherwise be required whether under the Master Swap Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by such Transaction and/or the Master Swap Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion may determine.

4.6.5

If a Transaction has been entered into but no Advance is drawn down under this Agreement and the Bank in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Transaction, the Borrowers shall, within ten (10) days of being notified by the Bank of such requirement, provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document for the purposes of the Master Swap Agreement and/or otherwise.

4.6.6

Without prejudice to or limitation of the obligations of the Borrowers under clause 4.6.3, in the event that the Bank exercises any of its rights under clauses 4.6.1, 4.6.2, 4.6.4 or 4.6.5 and such exercise results in all or part of a Transaction being terminated, such termination shall be treated under the Master Swap Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Swap Agreement) effected by the Bank after an Event of Default (as so defined in that section 14) by the Borrowers and, accordingly, the Bank shall be permitted to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Swap Agreement.

5	Fees, commitment commission and expenses

5.1	Fees

The Borrowers shall pay to the Bank:

5.1.1	on the date of this Agreement, an arrangement fee of Ninety five thousand Dollars ($95,000); and

5.1.2

on 5 August 2005 and on each of the dates falling at three (3) monthly intervals thereafter until the earlier of (i) the last day of the last Drawdown Period to elapse and (ii) the Drawdown Date of the last Delivery Advance to be drawn down, and on the earlier of such two dates, commitment commission computed from 5 May 2005 (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) at the rate of zero point two zero per cent (0.20%) per annum on the daily undrawn amount of the Commitment.

The fee referred to in clause 5.1.1 and the commitment commission referred to in clause 5.1.2 shall be non-refundable and shall be payable by the Borrowers to the Bank whether or not any part of the Commitment is ever advanced.

5.2	Expenses

The Borrowers shall pay to the Bank on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by the Bank:

5.2.1

in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents; and

5.2.2

in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.3	Value Added Tax

All fees, commitment commission and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Bank under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrowers shall pay all stamp, documentary, registration or other like duties or taxes imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

The Borrowers acknowledge that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrowers gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, subject to paragraph (i) of Part 5 of the Schedule to the Master Swap Agreement, all payments to be made by the Borrowers under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars (except for charges or expenses which shall be paid in the currency in which they are incurred) on the due date (for value on the day on which payment is due) to the account of the Bank at American Express Bank Limited, 23rd Floor, American Express Tower, 200 Vesey Street, New York, NY 10285-2300, USA, Account Number 000261123 (with a direct tested telex advice to the Bank) or to such other account of the Bank at such bank and in such place as the Bank may from time to time specify for this purpose.

6.2	Payment by the Bank

All sums to be advanced by the Bank to the Borrowers under this Agreement in respect of the Loan shall be remitted in Dollars on the Drawdown Date for the relevant Advance to the account specified in the Drawdown Notice for such Advance.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Certificates conclusive

Any certificate or determination of the Bank as to any rate of interest, rate of exchange or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

6.6	Grossing-up for Taxes

If at any time the Borrowers are required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrowers in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Loan account

The Bank shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing and paid to, it under the Security Documents. Such account shall be the “account current” referred to in the Collateral Mortgage and, if any other Mortgage shall be in a statutory form, also in such other Mortgage. Such account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

7	Representations and warranties

7.1	Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to the Bank that:

7.1.1	Due incorporation

each of the Borrowers and each of the other Security Parties (other than the Personal Guarantor) are duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation as Marshall Islands corporations (in the case of the Owners and the Manager) or as companies with limited liability (in the case of the other Security Parties) and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power

each of the Borrowers has power to execute, deliver and perform its obligations under the Borrowers’ Security Documents and the Underlying Documents to which it is or is to be a party and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents and the Underlying Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any Borrower to borrow will be exceeded as a result of borrowing the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any of the Borrowers or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Borrowers or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any of the Borrowers or any other Security Party (other than the Personal Guarantor) or (iv) result in the creation or imposition of or oblige any of the Borrowers or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrowers or any other Security Party;

7.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of any of the officers of the Borrowers, threatened against any of the Borrowers or any other Security Party which could have a material adverse effect on the business, assets or financial condition of any of the Borrowers or any of their Related Companies or any other Security Party;

7.1.6	No filings required

save for the registration of the Mortgages through the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Security Documents or any of the Underlying Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Security Documents and the Underlying Documents and each of the Security Documents and the Underlying Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages), the choice of the law of the relevant Flag State to govern each Mortgage, and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts, are valid and binding;

7.1.8	No immunity

none of the Borrowers nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and the Security Documents or the performance by each Security Party of its obligations under the Underlying Documents and the Security Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same; and

7.1.10	Shareholdings

each of the Borrowers, the Corporate Guarantor and the Manager is legally and ultimately beneficially owned by such person or persons as specified in the Certificate of Ownership.

7.2	Initial representations and warranties

The Borrowers jointly and severally further represent and warrant to the Bank that:

7.2.1	Pari passu

the obligations of each Borrower under this Agreement and the Master Swap Agreement are direct, general and unconditional obligations of such Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of such Borrower (with the exception of any obligations which are mandatorily preferred by law and not by contract);

7.2.2	No default under other Indebtedness

none of the Borrowers nor any of their respective Related Companies nor any other Security Party is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under the Master Swap

Agreement or any other agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3	Information

the information, exhibits and reports furnished by any Security Party to the Bank in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5	No Default

no Default has occurred and is continuing;

7.2.6	No Default under Contracts, Supervision Contracts or Refund Guarantees no Borrower is in default of any of its obligations under the relevant Contract or the relevant Supervision Contract or any of its obligations upon the performance or observance of which depend the continued liability of any Refund Guarantor in accordance with the terms of any Refund Guarantee relating to such Borrower’s Newbuilding;

7.2.7	No Encumbrance in respect of pre-delivery security

no Borrower has previously charged, encumbered or assigned the benefit of any of its rights, title and interest in or to the Contract or the Supervision Contract or any Refund Guarantee relating to such Borrower’s Newbuilding and such benefit and all such rights, title and interest are freely assignable and chargeable in the manner contemplated by the Security Documents;

7.2.8	The Ships

each Newbuilding will be on the Drawdown Date of the Delivery Advance relevant to such Newbuilding, and the Collateral Ship will be on the Collateral Mortgage Date:

(a) in the absolute ownership of the relevant Owner who will, on and after such date, be the sole, legal and beneficial owner of such Ship;

(b) registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c) operationally seaworthy and in every way fit for service; and

(d) classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

7.2.9	Ships’ employment

none of the Ships is, nor will be, (in the case of each Newbuilding) on the Drawdown Date of the relevant Delivery Advance or (in the case of the Collateral Ship) on the Collateral Mortgage Date, subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents would have required the consent of the Bank and, on or before the Drawdown Date of the Delivery Advance relevant to a Newbuilding, there will not be any agreement or arrangement whereby the Earnings of that Newbuilding may be shared with any other person;

7.2.10	Freedom from Encumbrances

(a)

no Newbuilding, nor its Earnings, Insurances or Requisition Compensation nor its Operating Account nor any other properties or rights which are, or are to be, the subject of any of the Security Documents relating to that Newbuilding nor any part thereof will be, on the Drawdown Date of the Delivery Advance relevant to such Newbuilding, subject to any Encumbrance (other than Permitted Encumbrances); and

(b)

neither the Collateral Ship nor its Earnings, Insurances or Requisition Compensation nor any other properties or rights which are, or are to be, the subject of any of the Security Documents relating to the Collateral Ship nor any part thereof will be, on the Collateral Mortgage Date, subject to any Encumbrance (other than Permitted Encumbrances);

7.2.11	Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank:

(a)

the Borrowers and the other Relevant Parties and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)

the Borrowers and the other Relevant Parties and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(c)

neither the Borrowers nor any other Relevant Party nor, to the best of the Borrowers’ knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates has received notice of any Environmental Claim that the Borrowers or any of them or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

7.2.12	No Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank, there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge and belief, threatened against any of the Owners or any of the Ships or any other Relevant Party or any other Relevant Ship or, to the best of the Borrowers’ knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates;

7.2.13	No potential Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank, there has been no emission, spill, release or discharge of a Pollutant from any of the Ships or any other Relevant Ship owned by, managed or crewed by or chartered to any of the Owners nor, to the best of the Borrowers’ knowledge and belief (having made due enquiry), from any Relevant Ship owned by, managed or crewed by or chartered to any other Relevant Party which could give rise to an Environmental Claim;

7.2.14	No material adverse change

there has been no material adverse change in the financial position of the Borrowers or the Manager or the Corporate Guarantor or any other Relevant Party from that described by the Borrowers to the Bank in the negotiation of this Agreement;

7.2.15	ISPS Code

(a)

on the Drawdown Date of the Delivery Advance for a Newbuilding, the relevant Borrower shall have a valid and current ISSC in respect of that Newbuilding and such Newbuilding shall be in compliance with the ISPS Code; and

(b) on the Collateral Mortgage Date the Corporate Guarantor shall have a valid and current ISSC in respect of the Collateral Ship and the Collateral Ship shall be in compliance with the ISPS Code;

7.2.16	Copies true and complete - commissions

(a)

the copies of each of the Underlying Documents (other than the Refund Guarantees) delivered or to be delivered to the Bank pursuant to clause 9.1 are, or will when delivered be, true and complete copies of such documents; each of such document constitutes valid and binding obligations of the parties thereto enforceable in accordance with its terms and there will have been no amendments or variations thereof or defaults thereunder; and

(b)

there are no address or other commissions payable to any of the Borrowers or the Personal Guarantor or any other Relevant Party on account of any of the Contracts and the Supervision Contracts, except as disclosed in writing by or on behalf of the Borrowers or any other Security Party to the Bank prior to the date of this Agreement;

7.2.17	Refund Guarantees

the original executed copy of each Refund Guarantee delivered or to be delivered to the Bank pursuant to clause 9 is, or will when delivered be, a true and complete original of such document; each such document will, when delivered, constitute valid and binding obligations of the relevant Refund Guarantor enforceable in accordance with its terms and there will have been no amendments or variations thereof or defaults thereunder; and

7.2.18	Application for DOC and SMC

the Operator has applied for a DOC for itself and an SMC in respect of the Collateral Ship and, on the Drawdown Date of the Delivery Advance for a Newbuilding, it will have applied, for an SMC in respect of such Newbuilding, and neither the Borrowers nor the Operator is aware of any reason why any such application may be refused.

7.3	Repetition of representations and warranties

On and as of each Drawdown Date and (except in relation to the representations and warranties in clause 7.2) on each Interest Payment Date, the Borrowers shall (a) be deemed to repeat the representations and warranties in clauses 7.1 and 7.2 as if made with reference to the facts and circumstances existing on such day and (b) be deemed to further represent and warrant to the Bank that the then latest audited financial statements delivered to the Bank (if any) have been prepared in accordance with generally accepted international accounting principles and practices which have been consistently applied and present fairly and accurately the financial position of the Borrowers and the combined financial position of the Borrowers, the Manager and their Related Companies as at the end of the financial period to which the same relate and the results of the operations of the Borrowers and the combined results of the operations of the Borrowers, the Manager and their Related Companies for the financial period to which the same relate, respectively, and, as at the end of such financial period, neither the Borrowers nor the Manager nor any of their Related Companies had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8	Undertakings

8.1	General

The Borrowers jointly and severally undertake with the Bank that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Commitment remains outstanding, each Borrower will:

8.1.1	Notice of Default

(a)

promptly inform the Bank of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents and, without limiting the generality of the foregoing, will inform the Bank of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing; and

(b)

promptly inform the Bank of any occurrence of which it becomes aware which might adversely affect the ability or rights of any Borrower to make any claims under the Contract or the Supervision Contract or any Refund Guarantee relating to such Borrower’s Newbuilding, which might reduce or release any of the obligations of the Builders or either of them under such Contract or Iota under such Supervision Contract or of the relevant Refund Guarantor under such Refund Guarantee (as the case may be);

8.1.2	Consents and licences

without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents and the Underlying Documents;

8.1.3	Use of proceeds

use the Loan or, as the case may be, the Advances exclusively for the purpose specified in clauses 1.1 and 2.3;

8.1.4	Pari passu

ensure that its obligations under this Agreement and the Master Swap Agreement shall, without prejudice to the provisions of clause 8.3, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.5	Financial statements

prepare or cause to be prepared financial statements of each of the Borrowers and combined financial statements of the Borrowers, the Manager and their Related Companies in accordance with generally accepted international accounting principles and practices consistently applied in respect of each financial year and cause the same to be reported on by their respective auditors and prepare or cause to be prepared unaudited financial statements of each of the Borrowers and combined financial statements of the Borrowers, the Manager and their Related Companies in respect of each financial half year on the same basis as the annual statements and deliver to the Bank as many copies of the same as the Bank may reasonably require as soon as practicable but not later than one hundred and eighty (180) days (in the case of audited financial statements) and thirty (30) days (in the case of unaudited financial statements) after the end of the financial period to which they relate;

8.1.6	Delivery of reports

deliver to the Bank as many copies as the Bank may reasonably require of every report, circular, notice or like document issued by the Borrowers, the Corporate Guarantor, the Manager or any of their respective Related Companies to their shareholders or creditors generally, in each case at the time of issue thereof;

8.1.7	Provision of further information

provide the Bank with such financial and other information (including, without limitation, information relating to the Builders and the construction of the Newbuildings, information relating to the position, trading and/or employment of the Ships and any actual or proposed purchase of vessels by any Related Companies of the Borrowers or of the Manager) concerning the Borrowers, the other Security Parties, the other Relevant Parties and their respective affairs, at the earliest possible opportunity and in any event at regular intervals of not more than three (3) months and at all other times as the Bank may from time to time require;

8.1.8	Obligations under Security Documents

and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents;

8.1.9	Compliance with Code

and will procure that any Operator will, comply with, and ensure that each Ship and any Operator at all times complies with, the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

8.1.10	Withdrawal of DOC and SMC

and will procure that any Operator will, immediately inform the Bank if there is any threatened or actual withdrawal of such Operator’s DOC or the SMC in respect of any Ship;

8.1.11	Issuance of DOC and SMC

and will procure that any Operator will, promptly inform the Bank upon the issuance to any Operator of a DOC and to each Ship of an SMC or the receipt by any of the Owners or any Operator of notification that its application for the same has been refused;

8.1.12	ISPS Code compliance

and will procure that the Manager or any Operator will:

(a) maintain at all times a valid and current ISSC respect of the Collateral Ship;

(b) from the Drawdown Date of the Delivery Advance for a Newbuilding and at all times thereafter, maintain a valid and current ISSC in respect of that Newbuilding;

(c) immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of any Ship;

(d) procure that the Collateral Ship will comply at all times with the ISPS Code; and

(e) procure that, from the Drawdown Date of the Delivery Advance for a Newbuilding and at all times thereafter, that Newbuilding will comply at all times with the ISPS Code;

8.1.13	“KYC” requirements

deliver to the Bank such documents and evidence as the Bank shall from time to time require, based on applicable law and regulations and the Bank’s own internal guidelines from time to time, in each case, relating to the verification of identity and knowledge of the Bank’s customers;

8.1.14	Minimum liquidity

maintain or ensure that there are maintained at all times cash balances of at least $2,500,000 in bank accounts held with the Bank in the name of the Owners and/or the Manager and/or the Personal Guarantor and/or any other person within the same beneficial ownership as the Owners and agreed by the Bank in writing from time to time and, for the purposes of this clause “bank accounts” shall include the Operating Accounts but shall exclude any other bank accounts held with the Bank which are subject to an Encumbrance; and

8.1.15	Conditions subsequent

deliver to the Bank, and/or procure that the Corporate Guarantor executes and delivers to the Bank, on or prior to the Collateral Mortgage Date, the documents and evidence set out in schedule 12 in form and substance satisfactory to the Bank.

8.2	Security value maintenance

8.2.1	Security shortfall

If, at any time after the Drawdown Date of the first Delivery Advance to be drawn down the Security Value shall be less than the Security Requirement, the Bank may give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall at its discretion either:

(a)

prepay within a period of fourteen (14) days of the date of receipt by the Borrowers of the Bank’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment made in accordance with clause 4.1 between the date of the notice and the date of such prepayment) being at least equal to the Security Value; or

(b)

within fourteen (14) days of the date of receipt by the Borrowers of the Bank’s said notice constitute to the satisfaction of the Bank such further security for the Loan as shall be acceptable to the Bank having a value for security purposes (as determined by the Bank in its discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.

The provisions of clauses 4.4 and 4.5 shall apply to prepayments made under clause 8.2.1(a).

8.2.2	Valuation of Mortgaged Ships

Each Mortgaged Ship shall, for the purposes of this clause 8.2, be valued in Dollars as and when the Bank shall require by an independent firm of shipbrokers nominated by the Borrowers and approved by the Bank in its sole discretion or, failing such nomination or approval, appointed by the Bank in its sole discretion. Each such valuation of a Mortgaged Ship shall be addressed to the Bank and made without, unless required by the Bank, physical inspection and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms, as between a willing buyer and a willing seller and without taking into account the benefit of any charterparty or other engagement concerning the relevant Mortgaged Ship. Such valuation shall constitute the value of such Mortgaged Ship for the purposes of this clause 8.2 unless the Bank objects to the valuation of the relevant Mortgaged Ship provided by the shipbroker nominated by the Borrowers within seven (7) days of receipt of such valuation, in which event the value of such Mortgaged Ship shall be the mean of the value specified in such valuation and the value specified in a further valuation issued by an independent firm of shipbrokers appointed by the Bank and made on the same basis as specified above.

The value of each Mortgaged Ship determined in accordance with the provisions of this clause 8.2 shall be binding upon the parties hereto until such time as any such further valuations shall be obtained.

8.2.3	Information

The Borrowers jointly and severally undertake to the Bank to supply to the Bank and to any such shipbrokers such information concerning each Mortgaged Ship and its condition as such shipbrokers may reasonably require for the purpose of making any such valuation.

8.2.4	Costs

All costs in connection with the Bank obtaining any valuation of each of the Mortgaged Ships referred to in clause 8.2.2 and in schedule 2, Part 5, paragraph 19, and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 8.2.1(b), shall be borne by the Borrowers.

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Bank shall be entitled to receive such evidence and documents of the kind referred to in schedule 2 as may in the Bank’s opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.

8.3	Negative undertakings

The Borrowers jointly and severally undertake with the Bank that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Commitment remains outstanding, they will not, without the prior written consent of the Bank;

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues (including, but not limited to, the Borrowers’ rights against the Bank under any Transactions and/or the Master Swap Agreement or all or any part of the Borrowers’ interest in any amount payable to the Borrowers by the Bank under any Transactions and/or the Master Swap Agreement) in order to secure or prefer any present or future Indebtedness or other liability or obligation of the Borrowers or any of them or any Security Party or any other person;

8.3.2	No merger

merge or consolidate with any other person;

8.3.3	Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 8.3.3 material in the opinion of the Bank in relation to the undertakings, assets, rights and revenues of the relevant Borrower taken as a whole) of their respective present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.4	Other business

undertake any business other than the ownership and operation of the Ships and the chartering of the Ships to third parties;

8.3.5	Acquisitions

acquire any further assets other than the Ships and rights arising under contracts entered into by or on behalf of the relevant Borrower in the ordinary course of its business of owning, operating and chartering the Ships;

8.3.6	Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their business of owning, operating and chartering the Ships;

8.3.7	No borrowing

incur any Indebtedness except for Indebtedness pursuant to the Security Documents;

8.3.8	Repayment of borrowings

repay the principal of, or pay interest on or any other sum in connection with any of their Indebtedness except for Indebtedness pursuant to the Security Documents;

8.3.9	Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm or corporation except pursuant to the Security Documents and except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of such Ship;

8.3.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11	Sureties

permit any Indebtedness of the Borrowers to any person (other than the Bank) to be guaranteed by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of such Ship);

8.3.12	Share capital and distribution

purchase or otherwise acquire for value any shares of their capital or distribute any of their other present or future assets, undertakings, rights of revenues to any of their shareholders or, following an Event of Default, declare or pay any dividends;

8.3.13	Subsidiaries

form or acquire any Subsidiaries;

8.3.14	Manager

appoint any manager of any of the Ships other than the Manager or terminate or amend the terms of any of the Management Agreements; or

8.3.15	Shareholdings

change, cause or permit any change in the legal and/or ultimate beneficial ownership of any of the Borrowers or the Corporate Guarantor or the Manager from that existing on the date of this Agreement as specified in clause 7.1.10.

8.4	Pre-delivery positive undertakings

The Borrowers hereby jointly and severally undertake and agree with the Bank that they will:

8.4.1	Conveyance on default

where any Newbuilding is (or is to be) sold in exercise of any power contained in the relevant Pre-delivery Security Assignment or otherwise conferred on the Bank, execute, forthwith upon request by the Bank, such form of conveyance of such Newbuilding as the Bank may require;

8.4.2	Flag State

not later than thirty (30) days prior to the Delivery Date of each Newbuilding, obtain the Bank’s written approval of the Flag State for such Newbuilding; and

8.4.3	Mortgage

immediately upon Delivery of each Newbuilding procure that the relevant Borrower shall execute, and procure the registration of, the Mortgage over such Newbuilding under the laws and flag of the relevant Flag State and provide all other documents and evidence as specified in Part 5 of schedule 2 in respect of such Newbuilding.

8.5	Pre-delivery negative undertaking

The Borrowers hereby jointly and severally further undertake and agree with the Bank that they will not, without the prior written consent of the Bank (and then only subject to such conditions as the Bank may impose, let or agree to let any Newbuilding:

8.5.1	on demise charter for any period; or

8.5.2	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months’ duration; or

8.5.3	on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

8.5.4	below the market rate prevailing at the time when the relevant Newbuilding is fixed.

9	Conditions

9.1	Documents and evidence

9.1.1	Commitment

The obligation of the Bank to make the Commitment available shall be subject to the condition that the Bank or its duly authorised representative shall have received, not later than two (2) Banking Days before the date of this Agreement, the documents and evidence specified in Part 1 of schedule 2, in form and substance satisfactory to the Bank.

9.1.2	First Advances

The obligation of the Bank to make available the First Advance in respect of any Newbuilding shall be subject to the condition that the Bank or its duly authorised representative shall have received, on or prior to the drawdown of the relevant First Advance, the documents and evidence specified in Part 2 of schedule 2 in respect of such Newbuilding, in form and substance satisfactory to the Bank.

9.1.3	Second Advances

The obligation of the Bank to make available the Second Advance in respect of any Newbuilding shall be subject to the condition that the Bank or its duly authorised representative shall have received, on or prior to the drawdown of the relevant Second Advance, the relevant documents and evidence specified in Part 3 of schedule 2 in respect of such Newbuilding, in form and substance satisfactory to the Bank.

9.1.4	Third Advances

The obligation of the Bank to make available the Third Advance in respect of any Newbuilding shall be subject to the condition that the Bank or its duly authorised representative shall have received, on or prior to the drawdown of the relevant Third Advance, the relevant documents and evidence specified in Part 4 of schedule 2 in respect of such Newbuilding, in form and substance satisfactory to the Bank.

9.1.5	Delivery Advances

The obligation of the Bank to make available the Delivery Advance in respect of any Newbuilding shall be subject to the condition that the Bank or its duly authorised representative shall have received, on or prior to the drawdown of the relevant Delivery Advance, the documents and evidence specified in Part 5 of schedule 2 in respect of such Newbuilding, in form and substance satisfactory to the Bank.

9.2	General conditions precedent

The obligation of the Bank to make any Advance available shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice in respect of the relevant Advance and at the time of the making of the relevant Advance:

9.2.1

the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3(b), (ii) clause 4 of the Corporate Guarantee and (iii) clause 4 of the Personal Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default shall have occurred and be continuing or would result from the making of such Advance.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to each Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Bank may request and the Borrowers shall, not later than two (2) Banking Days prior to such date, deliver to the Bank on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10 of this Agreement.

10	Events of Default

10.1	Events

There shall be an Event of Default if:

10.1.1

Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents or the Underlying Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2

Master Swap Agreement: (i) an Event of Default or Potential Event of Default (in each case as defined in the Master Swap Agreement) has occurred and is continuing under the Master Swap Agreement or (ii) an Early Termination Date (as defined in the Master Swap Agreement) has occurred or been effectively designated under the Master Swap Agreement or (iii) a person entitled to do so gives notice of an Early Termination Date (as defined in the Master Swap Agreement) under section 6(b)(iv) of the Master Swap Agreement or (iv) the Master Swap Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.3

Breach of Insurance and certain other obligations: any of the Owners or the Manager fails to obtain and/or maintain the Insurances (in accordance with the requirements of the Security Documents) for any of the Ships or if any insurer in respect of such Insurances cancels any of such Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for any of such Insurances or for any other failure or default on the part of the Owners or any of them or any other person or the Borrowers or the Corporate Guarantor commit any breach of or omit to observe any of the obligations or undertakings expressed to be assumed by them under clauses 8.1.14, 8.1.15, 8.2, 8.3, 8.4 or 8.5 of this Agreement or clauses 5.1.5 or 5.2 of the Corporate Guarantee, respectively; or

10.1.4

Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents or any of the Underlying Documents (other than those referred to in clauses 10.1.1, 10.1.2 and 10.1.3 above) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within fourteen (14) days of the Bank notifying the relevant Security Party of such default and of such required action; or

10.1.5

Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents or any of the Underlying Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.6	Cross-default: any Indebtedness of any Relevant Party is not paid when due or any Indebtedness of any Relevant Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Relevant Party of a voluntary right of prepayment) or any creditor of any Relevant Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Relevant Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (howsoever described) of the person concerned unless the relevant Relevant Party shall have satisfied the Bank that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Relevant Party’s ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Relevant Party in respect of Indebtedness is not honoured when due and called upon; or

10.1.7

Legal process: any judgment or order made against any Relevant Party is not stayed or complied with within seven (7) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Relevant Party and is not discharged within seven (7) days; or

10.1.8

Insolvency: any Relevant Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.9	Reduction or loss of capital: a meeting is convened by any Relevant Party for the purpose of passing any resolution to purchase or reduce its share capital or to redeem any of its shares; or

10.1.10

Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding up any Relevant Party or an order is made or resolution passed for the winding up of any Relevant Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.11

Administration: any petition is presented, notice given or step is taken for the purpose of the appointment of an administrator of any Relevant Party or the Bank believes that any such petition or other step is imminent or an administration order is made in relation to any Relevant Party; or

10.1.12

Appointment of receivers and managers: any administrative or other receiver is appointed of any Relevant Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Relevant Party; or

10.1.13

Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Relevant Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.14

Analogous proceedings: there occurs, in relation to any Relevant Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.7 to 10.1.13 (inclusive) or any Relevant Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.15	Cessation of business: any Relevant Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.16

Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Relevant Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.1.17

Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.18

Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.19	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.20	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10 1.21

Material adverse change: there occurs, in the reasonable opinion of the Bank, a material adverse change in the financial condition of any Security Party by reference to the financial position of that Security Party as described by or on behalf of the Borrowers or any Security Party to the Bank in the negotiation of this Agreement; or

10.1.22

Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Owner and such Owner shall fail to procure the release of such Ship within a period of two (2) days thereafter; or

10.1.23

Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Bank or if such registration of any Ship is not renewed at least forty five (45) days prior to the expiry of such registration; or

10.1.24

Unrest: any Flag State becomes involved in hostilities or civil war or there is a seizure of power in any Flag State by unconstitutional means if, in any such case, such event could in the opinion of the Bank reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents; or

10.1.25

Environment: any of the Borrowers and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or any of the Borrowers and/or any other Relevant Party and/or any of their respective Environmental Affiliates or any Ship or any other Relevant Ship is involved in any incident which gives rise or may give rise to an Environmental Claim if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Bank reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of any of the Borrowers or the Corporate Guarantor or any other Security Party or on the security constituted by any of the Security Documents; or

10.1.26

P&I: any Owner or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.27

Personal Guarantor: the Personal Guarantor passes away or is found to be of unsound mind by a court of a Relevant Jurisdiction, unless there shall have been delivered to the Bank a substitute guarantee or other security acceptable to the Bank within seven (7) days of either of such events occurring; or

10.1.28

Shareholdings: there is any change in the legal and/or ultimate beneficial ownership of any of the shares in any of the Borrowers or the Manager or the Corporate Guarantor from that existing on the date of this Agreement as specified in clause 7.1.10; or

10.1.29

Termination or variation of, or dispute under, Contracts and Supervision Contracts: any Contract or Supervision Contract is terminated or rescinded for any reason whatsoever; or any Contract or Supervision Contract is frustrated; or any Contract or Supervision Contract is varied in any manner not permitted by or pursuant to the relevant Pre-delivery Security Assignment or this Agreement; or there is any dispute or litigation or any other proceedings between the relevant parties under or in respect of any Contract or any Supervision Contract; or

10.1.30

Termination of Refund Guarantees: any Refund Guarantee expires or is repudiated, cancelled, rescinded or otherwise terminated (other than by the return of such Refund Guarantee by the relevant Borrower to the Builders or either of them and/or the relevant Refund Guarantor following the Delivery of the Ship to which such Refund Guarantee relates); or

10.1.31

Non-delivery of Newbuildings: any Newbuilding is not delivered to, and accepted by, the relevant Borrower under the relevant Contract or the Delivery Advance for any Newbuilding is not drawn down, in either case, on or before the end of the Drawdown Period for the Delivery Advance relevant to such Newbuilding; or

10.1.32	Operating Accounts: moneys are withdrawn from any of the Operating Accounts other than in accordance with clause 14; or

10.1.33

Licenses, etc: any license, authorisation, consent or approval at any time necessary to enable any Security Party to comply with its obligations under the Security Documents or the Underlying Documents is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the Underlying Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents or the Underlying Documents; or

10.1.34

Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Bank, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or (ii) the security created by any of the Security Documents.

10.2	Acceleration

The Bank may, without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default by notice to the Borrowers declare that:

10.2.1	the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2

the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, pursuant to clause 10.2.2, the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	Indemnities

11.1	Miscellaneous Indemnities

The Borrowers shall on demand indemnify the Bank, without prejudice to any of the Bank’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which the Bank shall certify as sustained or incurred by it as a consequence of:

11.1.1	any default in payment by the Borrowers of any sum under any of the Security Documents when due;

11.1.2	the occurrence of any other Event of Default;

11.1.3

any prepayment or reduction of a Tranche or part thereof being made under clauses 4.3, 8.2.1 or 12.1 or any other repayment or prepayment of a Tranche or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Tranche prepaid or repaid; or

11.1.4	any Advance not being made for any reason (excluding any default by the Bank) after the Drawdown Notice in relation thereto has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding a Tranche or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain a Tranche or any part thereof.

11.2	Currency indemnity

If any sum due from the Borrowers under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrowers or any of them, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrowers shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3	Environmental Indemnity

The Borrowers shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against the Bank if such Environmental Claim would not have been, or been capable of being, made or asserted against the Bank if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

12	Unlawfulness and increased costs

12.1	Unlawfulness

if it is or becomes contrary to any law or regulation for the Bank to make any Advance or to maintain the Commitment or fund the Loan, the Bank shall promptly give notice to the Borrowers whereupon (a) the Commitment shall be reduced to zero and (b) the Borrowers shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest and commitment commission accrued to the date of prepayment and all other sums payable by the Borrowers under this Agreement and/or the Master Swap Agreement.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1

subject the Bank to Taxes or change the basis of Taxation of the Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Bank or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Bank under any of the Security Documents; and/or

12.2.4

reduce the Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Documents; and/or

12.2.5	require the Bank or its holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents; and/or

12.2.6

require the Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

(a) the Bank shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(b)              the Borrowers shall on demand pay to the Bank the amount which the Bank specifies (in a certificate and supporting documents setting forth and evidencing the basis of the computation of such amount but not including any matters which the Bank or its holding company regards as confidential) is required to compensate the Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, foregone return or loss.

For the purposes of this clause 12.2, “holding company” means the company or entity (if any) within the consolidated supervision of which the Bank is included.

12.3	Exception

Nothing in clause 12.2 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss (a) to the extent that the same is taken into account in calculating the Additional Cost or (b) to the extent that the same is the subject of an additional payment under clause 6.6.

13	Security and set-off

13.1	Application of moneys

All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied by the Bank in the following manner:

13.1.1	first, in or towards payment of all unpaid costs, expenses, fees and commitment commission which may be owing to the Bank under any of the Security Documents;

13.1.2	secondly, in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.3	thirdly, in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.4

fourthly, in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

13.1.5	fifthly in or towards payment to the Bank of any sum owing under the Master Swap Agreement;

13.1.6	sixthly, in or towards payment to the Bank of any other sums owing to it under any of the Security Documents; and

13.1.7	seventhly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.

13.2	Set-off

13.2.1

The Borrowers authorise the Bank (without prejudice to any of the Bank’s rights at law, in equity or otherwise), at any time and without notice to the Borrowers, to apply any credit balance to which the Borrowers or any of them is then entitled standing upon any account of the Borrowers or any of them with any branch of the Bank in or towards satisfaction of any sum due and payable from the Borrowers or any of them to the Bank under any of the Security Documents. For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2

Without prejudice to its rights hereunder and/or under the Master Swap Agreement, the Bank may at the same time as, or at any time after, any Default under this Agreement or the Borrowers’ default under the Master Swap Agreement, set-off any amount due now or in the future from the Borrowers or any of them to the Bank under this Agreement against any amount due from the Bank to the Borrowers or any of them under the Master Swap Agreement and apply the first amount in discharging the second amount. The effect of any set-off under this sub-clause 13.2.2 shall be effective to extinguish or, as the case may require, reduce the liabilities of the Bank under the Master Swap Agreement.

13.2.3

The Bank shall not be obliged to exercise any right given to it by this clause 13.2. The Bank shall notify the Borrowers forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

13.3	Further assurance

The Borrowers jointly and severally undertake with the Bank that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Borrowers’ Security Documents, the provisions of this Agreement shall prevail.

14	Operating Accounts

14.1	General

The Borrowers jointly and severally undertake with the Bank that they will:

14.1.1	on or before the date of this Agreement, open each of the Operating Accounts; and

14.1.2

procure that all moneys payable to each Borrower in respect of the Earnings of such Borrower’s Ship shall, unless and until the Bank directs to the contrary pursuant to the provisions of the relevant Deed of Covenant, be paid to the Operating Account for such Ship, Provided however that if any of the moneys paid to the relevant Operating Account are payable in a currency other than Dollars, the Bank shall (and each Borrower in respect of its Operating Account hereby irrevocably instructs the Bank to) convert such moneys into Dollars at the Bank’s spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency.

14.2	Operating Accounts: withdrawals

Unless the Bank otherwise agrees in writing, no Borrower shall be entitled to withdraw any moneys from its Operating Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents save that, unless and until a Default shall occur and the Bank shall direct to the contrary, each Borrower may withdraw moneys from its Operating Account for the following purposes:

14.2.1	to pay any unpaid costs, expenses, fees and commitment commission which may be owing to the Bank under any of the Security Documents;

14.2.2	to pay any amount to the Bank in or towards payments of any instalments of interest or principal or any other amounts then payable pursuant to the Security Documents;

14.2.3	to pay the proper and reasonable expenses of its Ship; and

14.2.4	to pay the proper and reasonable expenses of administering its affairs; and

14.2.5	to make as other payment not expressly prohibited by the terms of this Agreement or any other Security Document,

Provided however that if, in the opinion of the Bank, there are insufficient sums standing to the credit of the Operating Accounts to meet principal and interest falling due on the next Repayment Date and the next Interest Payment Date or any other moneys which are or will become due and payable to the Bank, the Borrowers shall not be entitled to make any withdrawal under clauses 14.2.4 and 14.2.5 without the prior written consent of the Bank.

14.3	Interest

Amounts standing to the credit of each Operating Account shall bear interest at the rate (unless otherwise agreed between the Bank and the relevant Borrower) which is certified by the Bank to that Borrower to be the rate quoted by the Bank to its customers for deposits in Dollars for such period as the Bank may determine and in an amount comparable with the amount for the time being standing to the credit of that Operating Account, such interest to be credited to such Operating Account at the expiry of each such period of deposit and to accrue from day to day and to be calculated on the basis of a three hundred and sixty (360) day year and the actual number of days elapsed.

14.4	Set-off

Without in any way affecting the rights of the Bank under clause 13.2, upon the occurrence of a Default or at any time thereafter the Bank shall be entitled to set-off and apply all sums standing to the credit of any Operating Account and accrued interest (if any) thereon without notice to the Borrowers in the manner specified in clause 13.1.

14.5	Deductions

The Bank shall be entitled (but not obliged) at any time to deduct from the balance for the time being standing to the credit of any Operating Account all other moneys which may fall due to be paid to the Bank under the terms of this Agreement and the other Security Documents or otherwise howsoever in connection with the Loan and/or the Master Swap Agreement.

14.6	Charging of Operating Accounts

Each Borrower with full title guarantee hereby charges and agrees to charge, by way of first fixed charge and releases and agrees to the release to the Bank, as a continuing security for the payment of the Loan, interest thereon and all other moneys from time to time owing under this Agreement, the Master Swap Agreement and the other Security Documents (for the purposes of this clause 14.6, the “Outstanding Indebtedness”), such Borrower’s Operating Account and all moneys from time to time standing to the credit of such Operating Account, including any interest from time to time accrued and accruing thereon (whether or not credited thereto) and no Borrower shall be entitled to withdraw any such monies from its Operating Account otherwise than in accordance with this clause 14 until such time as the Outstanding Indebtedness has been conclusively certified by the Bank to have been repaid in full.

14.7	Representations and warranties

Each Borrower hereby represents and warrants to the Bank that:

14.7.1	it is the sole, absolute, legal and beneficial owner of, and has good right and title to its Operating Account; and

14.7.2	neither its Operating Account nor any part thereof is subject to any Encumbrance save as constituted by this Agreement or otherwise permitted by the terms of this Agreement.

15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Bank and the Borrowers and their respective successors in title.

15.2	No assignment by Borrowers

None of the Borrowers may assign or transfer any of its rights or obligations under this Agreement.

15.3	Assignment by Bank

The Bank may assign all or any part of its rights under this Agreement, the Master Swap Agreement (notwithstanding the terms of Section 7 of the Master Swap Agreement) or under any of the other Security Documents to any other bank or financial institution (an “Assignee”) without the consent of the Borrowers (the Borrowers consenting to any such assignment by their execution of this Agreement).

15.4	Transfer

The Bank may transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions (a “Transferee”) without the consent of the Borrowers (the Borrowers consenting to any such transfer by their execution of this Agreement) if the Transferee, by delivery of such undertaking as the Bank may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Bank’s obligations under this Agreement.

15.5	Documenting assignments and transfers

If the Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clauses 15.3 or 15.4, the Borrowers jointly and severally undertake, immediately on being requested to do so by the Bank and at the cost of the Bank, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Bank’s interest in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

15.6	Lending office

The Bank shall lend through its office at the address specified in this Agreement or through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement. If the office through which the Bank is lending is changed pursuant to this clause 15.6, the Bank shall notify the Borrowers promptly of such change.

15.7	Disclosure of information

The Bank may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrowers as the Bank shall consider appropriate.

16	Notices and other matters

16.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

16.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

16.1.2

be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, upon receipt of confirmation that the facsimile transmission has been received (provided that if the date receipt is not a business day in the country of the addressee or if the time of receipt is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

16.1.3	be sent:

(a) if to the Borrowers or any of them at:

c/o Aegean Bunkering Services Inc. 42 Hatzikiriakou Street 185 38 Piraeus Greece Fax No: +30 210 458 6242 Attention: Mr Dimitris Koutsoukos

(b) if to the Bank at:

The Royal Bank of Scotland plc Piraeus Branch 45 Akti Miaouli 185 10 Piraeus Greece Fax No: +30 210 459 6600 Attention: Shipping Department

or to such other address and/or numbers as is notified by one party to the other party under this Agreement.

16.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Bank to exercise any power, right and remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

16.3	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Bank shall be entitled to rely.

16.4	Borrowers’ obligations

16.4.1	Joint and several

Notwithstanding anything to the contrary contained in any of the Security Documents, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it is, or is to be, a party notwithstanding that each of the other Borrowers which is intended to sign or to be bound may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against the other Borrowers or any of them, whether or not the deficiency is known to the Bank.

16.4.2	Borrowers as principal debtors

Each Borrower acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of this Agreement or the Master Swap Agreement or any of the other Security Documents and agrees that the Bank may also continue to treat, if as such, whether or not the Bank is of becomes aware that such Borrower is or has become a surety for the other Borrowers or any of them.

16.4.3	Indemnity

The Borrowers hereby agree jointly and severally to keep the Bank fully indemnified on demand against all damages, losses, costs and expenses (provided that, in the case of such costs and expenses, they are reasonable and documented) arising from any failure of any Borrower to perform or discharge any purported obligation or liability of the other Borrowers or any of them which would have been the subject of this Agreement or the Master Swap Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against a Borrower on any ground whatsoever, whether or not known to the Bank (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of a Borrower (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party)).

16.4.4	Liability unconditional

None of the obligations or liabilities of any Borrower under this Agreement or the Master Swap Agreement or any other Security Document shall be discharged or reduced by reason of:

(a)

the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of the other Borrowers or any of them or any other person liable;

(b)

the Bank granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, the other Borrowers or any of them or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the other Borrowers or any of them or any other person liable; or

(c) anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them.

16.4.5	Recourse to other security

The Bank shall not be obliged to make any claim or demand or to resort to any Security Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or the Master Swap Agreement or any of the Security Documents against a Borrower or any other person liable and no action taken or omitted by the Bank in connection with any such Security Document or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under this Agreement, the Master Swap Agreement and the Security Documents to which any of them is, or is to be, a party.

16.4.6	Waiver of Borrowers’ rights

Each Borrower agrees with the Bank that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and/or the Master Swap Agreement and while all or any part of the Commitment remains outstanding, it will not, without the prior written consent of the Bank;

(a) exercise any right of subrogation, reimbursement and indemnity against the other Borrowers or any of them or any other person liable under the Security Documents;

(b)

demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from the other Borrowers or any of them or from any other person liable or demand or accept any guarantee, indemnity or other assurance against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

	(c)	take any steps to enforce any right against the other Borrowers or any of them or any other person liable in respect of any such moneys; or

(d)

claim any set-off or counterclaim against the other Borrowers or any of them or any other person liable or claiming or proving in competition with the Bank in the liquidation of the other Borrowers or any of them or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrowers or any of them or any other person liable or any other Security Document now or hereafter held by the Bank for any moneys owing under this Agreement and/or the Master Swap Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Bank, it will prove for the whole or any part of its claim in the liquidation of the other Borrowers or any of them or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Bank and applied in or towards discharge of any moneys owing under this Agreement and/or the Master Swap Agreement in such manner as the Bank shall deem appropriate.

16.5	Maximum liability

16.5.1

Each Borrower shall be entitled to rights of contribution as against the other Borrowers or any of them, however, such rights of contribution shall (a) not in any way (except as otherwise expressly set forth in clause 16.5.2 below) condition or lessen the liability of each Borrower as a joint and several borrower for the whole of the obligations owed to the Bank hereunder, and under the Security Documents. and (b) shall be fully subject and subordinate to the rights of the Bank against the Borrowers hereunder, and under the Security Documents.

16.5.2

Notwithstanding anything to the contrary contained in this Agreement, or any of the Security Documents, in the event that any court or other judicial body of competent jurisdiction determines that legal principles of fraudulent conveyances, fraudulent transfers or similar concepts are applicable in evaluating the enforceability against any particular Borrower or its assets of this Agreement or any Security Document granted by such Borrower as security for its obligations hereunder and that under such principles, this Agreement or such other Security Documents would not be enforceable against such Borrower or its asset unless the following provisions of this clause 16.5.2 had effect, then, the maximum liability of such Borrower hereunder (the “Maximum Liability Amount”) shall be limited such that in no event shall such amount exceed the lesser of (i) the obligations of such Borrower hereunder (in the principal amount of up to Thirty three million four hundred thousand Dollars ($33,400,000), plus interest, expenses, fees and any amounts owing under the Master Swap Agreement), and (ii) an amount equal to the aggregate, without double counting, of (a) ninety-five percent (95%) of such Borrower’s Adjusted Net Worth (as hereinafter defined) on the date hereof, on the date of commencement of a case under the Bankruptcy Code of the United States of America, as amended (11 U.S.C ss 101-1330) (the “Bankruptcy Code”) or any similar legislation in any other jurisdiction, in which such Borrower is a debtor, or on the date enforcement of this Agreement is sought (the “Determination Date”), whichever is greater, (b) the aggregate fair value of such Borrower’s Subrogation and Contribution Rights (as hereinafter defined) and (c) the amount of any Valuable Transfer (as hereinafter defined) to such Borrower; provided that each Borrower’s liability under this Agreement shall further be limited to the extent, if any, required so that the obligations of each Borrower under this Agreement shall not be subject to avoidance under Section 548 of the Bankruptcy Code or any similar provision under the legislation of any other relevant jurisdiction, or to being set aside or annulled under any applicable law relating to fraudulent transfers or fraudulent conveyances. In determining the limitations, if any, on the amount of any Borrower’s obligations hereunder pursuant to the preceding sentence, any rights of subrogation or contribution (collectively the “Subrogation and Contribution Rights”) which such Borrower may have on the Determination Date with respect to the Funding Borrower (as hereinafter defined) under applicable law shall be taken into account.

16.5.3

As used herein “Adjusted Net Worth” of each Borrower shall mean, as of any date of determination thereof, an amount equal to the lesser of (a) an amount equal to the excess of (i) the amount of the present fair saleable value of the assets of such Borrower over (ii) the amount that will be required to pay such Borrower’s probable liability on its then existing debts, including contingent liabilities, as they become absolute and matured, and (b) an amount equal to the excess of (i) the sum of such Borrower’s property at a fair valuation over (ii) the amount of all liabilities of such Borrower, contingent or otherwise, as such terms are construed in accordance with applicable federal and state laws in the United States of America, or the laws of other applicable jurisdictions, governing determinations of the insolvency of debtors.

16.5.4

In determining the Adjusted Net Worth of each Borrower for purposes of calculating the Maximum Liability Amount for such Borrower, the liabilities of such Borrower to be used in such determination pursuant to each section (ii) of clause 17.6.3 shall in any event exclude (a) the liabilities of such Borrower under this Agreement, (b) any liabilities of such Borrower subordinated in right of payment to this Agreement and (c) any liabilities of such Borrower for Subrogation and Contribution Rights to the other Borrowers.

16.5.5

As used herein “Valuable Transfer” shall mean, in respect of each Borrower, (a) all loans, advances or capital contributions made to such Borrower with proceeds of the Loan made under this Agreement, (b) all debt securities or other obligations of such Borrower acquired from such Borrower or retired by such Borrower with proceeds of the Loan made under this Agreement and transferred, absolutely and not as collateral, to such Borrower (c) the fair market value of all property acquired with proceeds of the Loan made under this Agreement and transferred, absolutely and not as collateral, to such Borrower, (d) all equity securities of such Borrower acquired from such Borrower with proceeds of the Loan made under this Agreement and (e) the value of any other economic benefits in accordance with applicable federal and state laws, or the laws of other applicable jurisdictions, governing determinations of the insolvency of debtors, in each case accruing to such Borrower as a result of the Loan made available under this Agreement.

16.5.6

Without in any way modifying or affecting the obligations of any of the Borrowers hereunder, in the event any of the Borrowers shall make any payment or payments to the Bank under this Agreement in an aggregate amount in excess of such Borrower’s Percentage (such Borrower hereinafter called the “Funding Borrower” and each of the other Borrowers hereinafter called the “Other Borrower” and together the “Other Borrowers”), each Other Borrower shall contribute to the Funding Borrower an amount equal to such Other Borrower’s Percentage of such payment or payments made by the Funding Borrower. For the purposes hereof, a Funding Borrower’s or each Other Borrowers’ Percentage shall be determined as of the date on which such payment was made by reference to the ratio of (a) such Funding Borrower’s or such Other Borrowers’ Adjusted Net Worth as of such date to (b) the aggregate Adjusted Net Worth of the Borrowers (including the Funding Borrower) as of such date. Nothing in this paragraph shall affect each Borrowers’ several liability to the Bank for the entire amount of the obligations of the Borrowers under this Agreement (up to the limitations set forth in the preceding paragraph) or in any other manner impair any right or remedy of the Bank hereunder. The limitations provided above are intended solely to preserve the rights of the Bank under this Agreement to the maximum extent permitted by applicable law and none of the Borrowers nor any other person shall have any right hereunder that it would not otherwise have under applicable law.

17	Governing law and jurisdiction

17.1	Law

This Agreement is governed by, and shall be construed in accordance with, English law.

17.2	Submission to jurisdiction

Each Borrower agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrowers or any of them or any of their assets may be brought in the English courts. Each Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Riches Consulting at present of Old Jarretts Farmhouse, Brantridge Lane, Balcombe, West Sussex RH17 6JR, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrowers or any of them in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrowers or any of them may have against the Bank arising out of or in connection with this Agreement.

17.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED	)
by SPYRIDON FOKAS	)	/s/ SPYRIDON FOKAS
for and on behalf of	)	Attorney-in-fact
AMORGOS MARITIME INC.	)

SIGNED	)
by SPYRIDON FOKAS	)	/s/ SPYRIDON FOKAS
for and on behalf of	)	Attorney-in-fact
KIMOLOS MARITIME INC.	)

SIGNED	)
by SPYRIDON FOKAS	)	/s/ SPYRIDON FOKAS
for and on behalf of	)	Attorney-in-fact
MILOS MARITIME INC.	)

SIGNED	)
by SPYRIDON FOKAS	)	/s/ SPYRIDON FOKAS
for and on behalf of	)	Attorney-in-fact
MYKONOS MARITIME INC.	)

SIGNED	)
by SPYRIDON FOKAS	)	/s/ SPYRIDON FOKAS
for and on behalf of	)	Attorney-in-fact
SYROS MARITIME INC.	)

SIGNED	)
by FOTIS BRATIMOS	)	/s/ FOTIS BRATIMOS
for and on behalf of	)	Attorney-in-fact
THE ROYAL BANK OF SCOTLAND PLC	)